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AUTOMATIC DATA PROCESSING, INC.
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(Name of Registrant as Specified In Its Charter)

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2009

Notice of
Annual Meeting and
Proxy Statement

Annual Report on
Form 10-K for
Fiscal Year 2009

LETTER TO SHAREHOLDERS

     Fiscal 2009 was in many ways the most challenging year of my nearly 35 years at ADP. As we began the fiscal year, we anticipated some level of economic headwinds continuing from the prior year. However, early in fiscal 2009, extreme volatility in the financial markets sparked what became the deepest recession in decades. Businesses across all industries and geographies were impacted in some way by the extraordinary stress in the economy over the past year. As a result, fiscal 2009 was not business as usual for ADP.

  Rising unemployment reduced the number of employees on our clients’ payrolls.

  Frozen credit markets and economic uncertainty hindered business spending and fewer new businesses were formed, impacting Employer Services’ ability to sell new services. Prospects were still in the pipeline, but spending at many companies, especially larger companies, was virtually frozen and outsourcing decisions were deferred or in many cases just weren’t being made at all.

  Historically low interest rates resulted in a lower yield earned on ADP’s client fund balances, although our extended investment strategy mitigated the impact.

  Economic contraction resulted in an increase in client losses due to competitive pricing pressure and clients going out of business. As expected, revenues from clients who use multiple ADP solutions were retained at higher rates.

  The level of new car sales in the U.S. dropped to lows not seen in over 20 years, resulting in a spike in auto dealership closings and bankruptcies. Less traffic through dealer showrooms also resulted in lower transaction-based revenues for Dealer Services. Additionally, as many businesses struggled to stay afloat, general uncertainty about the length and depth of the recession resulted in dealerships looking for ways to reduce costs, including dropping non-essential applications.

  As the U.S. dollar strengthened during the year, foreign exchange rates worked against us, reducing revenue growth by about 2 percentage points.

     During the year, we took the difficult but necessary actions to right-size the organization and align our expense structure with lower revenue growth.

     All that being said, ADP delivered both top and bottom line growth for the year through focused execution on our five-point strategic growth agenda, which consists of:

  Strengthening our core business;

  Growing our differentiated HR Business Process Outsourcing (“BPO”) offerings;

  Focusing on international expansion by growing share and improving margins;

  Entering adjacent markets that leverage our core; and

  Expanding pretax margins through increased operating efficiency.

Employer Services

     The markets we serve are large and there is still abundant opportunity for ADP to grow and gain market share. The beauty of ADP’s recurring revenue business model is that it allows us to continue to invest in strategic platforms, client service resources, and our large direct salesforce even during an economic downturn. As a result of this ongoing investment we have a highly competitive portfolio of solutions to serve any size employer, in nearly any geography, with a breadth of service offerings that is unique in the industry. ADP recently celebrated its sixtieth anniversary but we are far from our golden years. Investments in leading technologies and new platforms have resulted in solutions that are fueling our growth now and well into the future:

  RUN POWERED BY ADP® gives small businesses and accountants, or their clients, the ability to access and process their payroll anytime, anywhere via web access. This solution is already rolled out to over half of our small business distribution network.

  ADP Workforce NowTM and our HR BPO offering have recently been launched in the mid-market and address the market need for integrated, bundled services which include payroll, HR, benefits, and time and labor management.

  Health & Welfare Service Engine for larger organizations, coupled with self-service and state-of-the-art employee call centers, simplifies the ever-complex benefits enrollment process with seamless integration to benefit carriers and payroll records.

  GlobalView® and ADP Streamline® address international employers’ needs for standardized payroll reporting and human resource administration worldwide, from a single system, in a common language. We continued our investments in GlobalView in fiscal 2009 with improved implementation and increased geographic presence. To serve multinational companies with small and mid-sized operations we developed ADP Streamline. ADP Streamline leverages our international in-country best-of-breed payroll offerings and provides a single point of contact and data flow for payroll and human resource administration services. We integrated GlobalView and ADP Streamline into a unified ADP offering to provide the benefits of standardized, global reporting to multinational companies with operations of varying sizes around the world.

     Additionally, we now offer money movement and tax filing services for our clients in the U.K. and the Netherlands and are in the process of expanding to other European countries. We also grew our presence in China beyond servicing GlobalView client employees by entering the Chinese market, via acquisition, with an in-country offering for both domestic and foreign subsidiary companies.

     We sell solutions that businesses of every size need to improve their day-to-day performance. Longer-term, our goal is to grow new sales from 8% to over 10% each year through expansion and increased productivity of our direct salesforce along with continued penetration of alternate distribution channels – telesales, and CPA and banking relationships. The tenure in our salesforce increased during fiscal 2009 and we have maintained previous staffing levels in our salesforce with the exception of reductions related to lower productivity in the small business market.

Dealer Services

     Our Dealer Services business also felt the impact of the recession and resulting slowdown in the automotive industry. Dealer Services executed extremely well during a year when new vehicle sales volumes hit 20+ year lows and the pace of dealership closings and consolidations greatly accelerated. Fiscal 2009 was also marked by two of the “Big 3” U.S. auto manufacturers declaring and emerging from bankruptcy. This does not change our positive long-term outlook for Dealer Services as we believe what will emerge is an overall healthier automotive industry - one with fewer North American dealer sites that transact more business per site. We expect Dealer Services will compete very successfully, as it has continued to gain share within the consolidating market and the larger surviving dealerships will need more sophisticated applications to run their businesses. Dealer Services did an excellent job in fiscal 2009 to align their cost structure with current revenue trends while continuing to invest for future growth. We launched the next evolution of our dealer management system, “ADP Drive”, which is the technological centerpiece of our solutions portfolio for the future. We continued to expand and gain traction with layered applications, including our front-end retail solutions, and we are the only provider that offers a full suite of retail solutions. Our value proposition and strong manufacturer relationships will enable us to effectively execute this “share of wallet” strategy where we offer services beyond just the dealer management system in order to capture more of a dealer’s spend. Additionally, via acquisition we expanded into Russia, Finland, and Eastern Europe, helping to solidify our global footprint and our ability to be a true global provider to large dealer groups and manufacturers.

Management and Board of Directors

     ADP’s leadership team is strong. During fiscal 2009, we promoted Mike Capone to the new position of corporate vice president and chief information officer, and Ed Flynn to executive vice president Employer Services sales.

     During fiscal 2009, Linda R. Gooden was elected to the board of directors. In August 2009, Henry Taub, founder of ADP, and Fred Malek both retired from the board. We thank Fred for his 31 years of guidance and contributions to ADP’s success. We are especially grateful for Henry’s vision, support, and counsel over these many years and for creating the culture that defines ADP to this day.

ii

The Future

     Relative to the pressures on the global economy, I believe ADP is performing quite well. Importantly, our business model is strong and remains intact:

  Our revenues are highly recurring;

  Client revenue life cycles are strong at 9+ years;

  The ability to generate consistent, strong cash flows, high levels of client retention, and low capital expenditure requirements results in excellent margins and the ability to continue to return cash to shareholders; and

  Our prudent and conservative client funds extended investment strategy serves us well during periods of extreme interest rate volatility.

     Additionally, ADP is one of a handful of U.S. industrial companies rated AAA by both major credit rating agencies, reflecting the strength of our business model and our financial stability.

     I remain optimistic about our longer-term objective to achieve high single-digit annual organic revenue growth, supplemented by acquisitions, with at least 15% earnings per share growth. These longer-term goals are dependent upon growth in new business sales, along with stabilization in the economy. We have positioned ourselves well with a highly competitive solution set and we will continue to invest in market-leading solutions to grow our business. Most importantly, we have highly engaged associates providing excellent service to our clients and a large, tenured salesforce that is well-positioned to leverage the inevitable economic recovery.

GARY C. BUTLER
President & Chief Executive Officer

September 30, 2009

This Letter to Shareholders and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 should be considered in evaluating any forward-looking statements contained herein.

iii

AUTOMATIC DATA PROCESSING, INC. One ADP Boulevard • Roseland, New Jersey 07068 ____________________ NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS ____________________

      The 2009 Annual Meeting of Stockholders of Automatic Data Processing, Inc. will be held at 10:00 a.m., Tuesday, November 10, 2009 at our corporate headquarters, One ADP Boulevard, Roseland, New Jersey, for the following purposes:

1.	to elect a board of directors;

2.	to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent certified public accountants for the fiscal year 2010; and

3.	to transact any other business that may properly come before the meeting or any adjournment(s) thereof.

     Stockholders of record at the close of business on September 11, 2009 are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held at that time.

     The presence in person and/or the representation by proxy of the holders of record of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. If you do not expect to be present at the meeting, you may vote your shares of stock by phone, via the Internet or by executing and promptly returning the proxy accompanying printed proxy materials in the enclosed envelope, which requires no postage if mailed in the United States.

     Admission to the meeting is restricted to stockholders and/or their designated representatives. If your shares are registered in your name and you plan to attend the meeting, your admission ticket will be the top portion of the proxy card. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement. All stockholders will be required to show valid picture identification. If you do not have valid picture identification and either an admission ticket or proof of your stock ownership, you will not be admitted to the meeting. For security purposes packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

By order of the Board of Directors

JAMES B. BENSON
Secretary

September 30, 2009
Roseland, New Jersey

INTERNET AVAILABILITY OF PROXY MATERIALS

     Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On September 30, 2009, we commenced the mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

     This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS OF AUTOMATIC DATA PROCESSING, INC. One ADP Boulevard • Roseland, New Jersey 07068 TO BE HELD ON NOVEMBER 10, 2009 SOLICITATION AND REVOCATION OF PROXY

     The board of directors of Automatic Data Processing, Inc. is soliciting proxies for the forthcoming Annual Meeting of Stockholders. Each stockholder has the power to revoke a proxy at any time prior to voting at the meeting by notifying in writing the company’s secretary. The company will bear all expenses in connection with this solicitation. We made this Proxy Statement and the accompanying proxy available to stockholders on or about September 30, 2009.

     The only outstanding class of securities entitled to vote at the meeting is our common stock, par value $.10 per share. At the close of business on September 11, 2009, the record date for determining stockholders entitled to notice of and to vote at the meeting, we had 503,263,519 issued and outstanding shares of common stock (excluding 135,439,150 treasury shares not entitled to vote). Each outstanding share of common stock is entitled to one vote with respect to each matter to be voted on at the meeting.

     The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under our Amended and Restated Certificate of Incorporation and By-Laws and under Delaware law, abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy. Votes may be cast in favor of all nominees, withheld from all nominees or withheld from specifically identified nominees. Votes that are withheld will have the effect of a negative vote, provided that if the number of nominees exceeds the number of directors to be elected, withheld votes will be excluded entirely and will have no effect on the vote.

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the company’s independent certified public accountants. Votes may be cast in favor of or against this proposal, or a stockholder may abstain from voting on this proposal. Abstentions will have the effect of a negative vote.

     Brokers have the authority to vote shares for which their customers did not provide voting instructions on the election of directors and ratification of the appointment of Deloitte & Touche LLP. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the matters referred to in this proxy statement because the non-votes are not considered in determining the number of votes necessary for approval.

     Our board of directors has adopted a policy whereby stockholders’ proxies are received by our independent tabulators and the vote is certified by independent inspectors of election. Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors

     Properly executed proxies will be voted as marked. Unmarked proxies will be voted in favor of electing the persons named below (each of whom is now a director) as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee is no longer a candidate at the time of the meeting (a situation that we do not anticipate), proxies will be voted in favor of remaining nominees and may be voted for substitute nominees designated by the board of directors.

		Served as a
		Director
		Continuously
Name	Age	Since	Principal Occupation
Gregory D. Brenneman	47	2001	Chairman of CCMP Capital Advisors, a private equity firm, and Executive Chairman of Quiznos, a national quick-service restaurant chain(1)

Leslie A. Brun	57	2003	Chairman and Chief Executive Officer of Sarr Group, LLC, a private equity firm(2)

Gary C. Butler	62	1996	President and Chief Executive Officer of Automatic Data Processing, Inc.(3)

Leon G. Cooperman	66	1991	Chairman and Chief Executive Officer of Omega Advisors, Inc., an investment partnership(4)

Eric C. Fast	60	2007	President and Chief Executive Officer of Crane Co., a manufacturer of industrial products(5)

Linda R. Gooden	56	2009	Executive Vice President of Lockheed Martin Corporation Information Systems & Global Services(6)

R. Glenn Hubbard	51	2004	Dean of Columbia University’s Graduate School of Business(7)

John P. Jones	58	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.(8)

Charles H. Noski	57	2008	Retired Vice Chairman of the Board of AT&T Corporation(9)

Sharon T. Rowlands	51	2008	Chief Executive Officer of Penton Media, Inc., a business to business media company(10)

Gregory L. Summe	52	2007	Retired Chairman and Chief Executive Officer of PerkinElmer, Inc., a global health science company(11)
____________________

(1)

Mr. Brenneman has been chairman of CCMP Capital and executive chairman of Quiznos since August 2008. He served as president and chief executive officer of Quiznos from January 2007 to September 2008. He has been chairman and chief executive officer of TurnWorks, Inc., a private equity firm, since November, 1994. He was chief executive officer of Burger King Corporation from July 2004 to April 2006. Mr. Brenneman is also a director of The Home Depot, Inc.

(2)

Mr. Brun is chairman and chief executive officer of Sarr Group, LLC. He is the founder and chairman emeritus of Hamilton Lane. From 1991 until 2005 he was the chairman of Hamilton Lane. He is a trustee of Episcopal Academy in Merion, PA and the University of Buffalo Foundation, Inc. Mr. Brun is also a director of Broadridge Financial Solutions, Inc., Merck & Co., Inc. and Philadelphia Media Holdings, LLC.

(3)	Mr. Butler became president and chief executive officer of the company on August 31, 2006. He was president and chief operating officer of the company from April 1998 to August 31, 2006. Mr. Butler is also a director of Liberty Mutual Holding Company, Inc.

(4)	Mr. Cooperman has been chairman and chief executive officer of Omega Advisors, Inc. since 1991.

(5)	Mr. Fast has been president and chief executive officer of Crane Co. since April 2001 and a director of Crane Co. since 1999. Mr. Fast is also a director of National Integrity Life Insurance.

(6)	Ms. Gooden has served as executive vice president – information systems & global services of Lockheed Martin Corporation since January 2007. She previously served as deputy executive vice president – information & technology services of Lockheed Martin Corporation from October 2006 to December 2006, and president, Lockheed Martin Information Technology from September 1997 to December 2006.

(7)	Mr. Hubbard has been the dean of Columbia University’s Graduate School of Business since 2004 and has been the Russell L. Carson professor of finance and economics since 1994. Mr. Hubbard is also a director of BlackRock Closed-End Funds, KKR Financial Holdings, LLC and MetLife, Inc.

(8)	Mr. Jones is the retired chairman, chief executive officer and president of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business). Mr. Jones served as chairman of Air Products and Chemicals, Inc. from October 2007 until April 2008, as chairman and chief executive officer from September 2006 until October 2007, and as chairman, president, and chief executive officer from December 2000 through September 2006. Mr. Jones is also a director of Sunoco, Inc.

(9)	Mr. Noski was corporate vice president and chief financial officer (December 2003 to March 2005) and director (November 2002 to May 2005) of Northrop Grumman Corporation. He served as vice chairman (July 2002 to November 2002), vice chairman and chief financial officer (February 2002 to July 2002) and senior executive vice president and chief financial officer (December 1999 to February 2002) of AT&T Corp. Mr. Noski is also a director of Microsoft Corporation, Morgan Stanley and Air Products and Chemicals, Inc.

(10)	Ms. Rowlands has been chief executive officer of Penton Media, Inc. since November 2008. She was president (from 2000) and chief executive officer and president (from 2004) of Thomson Financial until April 2008.

(11)	Mr. Summe was executive chairman of PerkinElmer, Inc. from February 2008 to April 2009. Between 1999 and February 2008 he served as chairman and chief executive officer of PerkinElmer, Inc. From 2008 through September 2009, Mr. Summe served as a senior advisor to Goldman Sachs Capital Partners. In September 2009, The Carlyle Group, a private equity firm, announced that Mr. Summe would join the firm as vice chairman of global buyout. Mr. Summe is also a director of State Street Corporation.

Stockholder Approval Required

     At the 2009 Annual Meeting of Stockholders, directors shall be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

     It is our policy that our directors attend the Annual Meetings of Stockholders. All of the current members of the board of directors who were elected at last year’s meeting, other than Mr. Brenneman, attended our 2008 Annual Meeting of Stockholders.

     During fiscal year 2009, our board of directors held five meetings. All of our incumbent directors attended at least 75%, in the aggregate, of the meetings of the board of directors and the committees of which they were members.

     The board of directors’ categorical standards of director independence are consistent with NASDAQ listing standards and are available online at www.adp.com/about-us/governance/corporate-governance-principles/standards-of-director-independence.aspx. Directors meeting these standards are considered to be “independent.” Ms. Gooden, Ms. Rowlands and Messrs. Brenneman, Brun, Cooperman, Fast, Hubbard, Jones, Noski and Summe meet these standards and are, therefore, considered to be independent directors. Mr. Butler does not meet these standards and is, therefore, not considered to be an independent director. Based on the foregoing categorical standards, all current members of the audit, compensation and nominating/corporate governance committees are independent. Mr. Brun, our independent non-executive chairman of the board, is not a member of any of these board committees.

     The table below provides membership and meeting information for each of the committees of the board of directors.

Nominating/Corporate
Name	Audit	Compensation	Governance
Gregory D. Brenneman	X (financial expert)	X (chairman)
Leon G. Cooperman	X (chairman, financial expert)
Eric C. Fast	X (financial expert)
Linda R. Gooden(*)	X
R. Glenn Hubbard	X (financial expert)	X
John P. Jones		X	X (chairman)
Charles H. Noski		X
Sharon T. Rowlands			X
Gregory L. Summe			X
Meetings held in fiscal 2009	6	5	4
____________________

*	Became a committee member on April 30, 2009.

     Executive Sessions

     Executive sessions of the non-management directors are held during each board of directors and committee meeting. Mr. Brun, our independent non-executive chairman of the board, presides at each executive session of the board of directors.

     Director Nomination Process

     When the board of directors decides to recruit a new member it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who are, preferably, senior executives of large companies who have backgrounds directly related to our technologies, markets and/or clients. Additionally, candidates should possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable. The nominating/corporate governance committee will not consider candidates who lack the foregoing personal characteristics. The nominating/corporate governance committee will also consider director candidates recommended by the stockholders. Stockholders wishing to recommend nominees for a director position should submit their recommendations in writing to the nominating/corporate governance committee in care of the company’s secretary at our principal executive offices. Candidates recommended by the stockholders will be considered using the same process and evaluation criteria as set forth above for proposed new members recruited by the board of directors.

     Retirement Policy

     Each director will automatically retire from the board of directors at the company’s Annual Meeting of Stockholders following the date he or she turns 72. Management directors who are no longer officers of the company are required to resign from the board of directors. However, the chief executive officer, with the board of director’s approval, may continue to serve as a director following the date he or she ceases to be our chief executive officer until the next annual meeting of stockholders and, if re-elected at such meeting, may serve one additional year.

     Audit Committee

     The audit committee acts under a written charter, which is available online at http://www.adp.com/about-us/governance/audit-committee-charter.aspx. The members of the audit committee satisfy the independence requirements of NASDAQ listing standards. The audit committee’s principal functions are to assist the board of directors in fulfilling its oversight responsibilities with respect to (i) our systems of internal controls regarding finance, accounting, legal compliance and ethical behavior, (ii) our auditing, accounting and financial reporting processes generally, (iii) our financial statements and other financial information which we provide to our stockholders, the public and others, (iv) our compliance with legal and regulatory requirements and (v) the performance of our corporate audit department and our independent auditors.

     Nominating/Corporate Governance Committee

     The nominating/corporate governance committee acts under a written charter, which is available online at http://www.adp.com/about-us/governance/nominating-corporate-governance-committee-charter.aspx. The members of the nominating/corporate governance committee satisfy the independence requirements of NASDAQ listing standards. The principal functions of the nominating/corporate governance committee are to (i) identify individuals qualified to become members of the board of directors and recommend a slate of nominees to the board of directors annually, (ii) ensure that the audit, compensation and nominating/corporate governance committees of the board of directors have the benefit of qualified and experienced independent directors, (iii) review and reassess annually the adequacy of the board of directors’ corporate governance principles and recommend changes as appropriate and (iv) oversee the evaluation of the board of directors and management and recommend to the board of directors senior managers to be elected as new corporate vice presidents of the company.

     Compensation Committee

     The compensation committee acts under a written charter, which is available online at http://www.adp.com/about-us/governance/compensation-committee-charter.aspx. The members of the compensation committee satisfy the independence requirements of NASDAQ listing standards. In addition, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. There were five meetings of the compensation committee in fiscal year 2009, all of which involved executive sessions with no executives of the company present.

     The compensation committee sets and administers our executive compensation program. See “Compensation Discussion and Analysis” below.

     The compensation committee is authorized to engage the services of outside advisors, experts and others to assist the committee. For fiscal year 2009, the committee sought advice from Frederic W. Cook & Co., Inc., an independent compensation consulting firm specializing in executive and director compensation.

     Communications with All Interested Parties

     All interested parties who wish to communicate with the board of directors, the audit committee or the non-management directors, individually or as a group, may do so by sending a detailed letter to P.O. Box 34, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp_audit_committee@adp.com. We will relay any such communication to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the chairman of the board or the full board of directors, unless, in any case, they are outside the scope of matters considered by the board of directors or duplicative of other communications previously forwarded to the board of directors. Communications to the board of directors, the non-management directors or to any individual director that relate to the company’s accounting, internal accounting controls or auditing matters are referred to the chairperson of the audit committee.

     Transactions with Related Persons

     During fiscal year 2009, Sarr Operations, LP (“Sarr LP”), an affiliate of Sarr Group, LLC, of which Mr. Brun is chairman and chief executive officer, was a client of our Dealer Services business. During fiscal year 2009, we received approximately $179,000 from Sarr LP for various products and services provided by Dealer Services to a dealership owned by Sarr LP, and for contract termination payment obligations related to the sale of such dealership by Sarr LP to an unrelated dealership group.

     The wife of Michael L. Capone, our vice president and chief information officer, is employed as an executive of the company and received total cash compensation for fiscal year 2009 in excess of $120,000.

     In June 2008, we adopted a written “Related Persons Transaction Policy” pursuant to which any transaction between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our audit committee for review, approval or ratification.

     A “related person” means a director, executive officer or beneficial holder of more than 5% of the company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related person transaction.

     This policy requires our audit committee to be provided with full information concerning the proposed transaction, including the benefits to the company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the audit committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest.

     Specific types of transactions are excluded from the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

     Availability of Corporate Governance Documents

     Our Corporate Governance Principles and Related Persons Transaction Policy may be viewed online on the company’s website at www.adp.com under “Governance” in the “About ADP” section. Our Code of Business Conduct and Ethics and Code of Ethics for Principal Executive Officer and Senior Financial Officers may be found at www.adp.com under “Ethics” in the “About ADP” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the company’s headquarters.

Compensation Committee Interlocks and Insider Participation

     Messrs. Brenneman, Hubbard, Jones and Noski are the four independent directors who sit on the compensation committee. No compensation committee member has ever been an officer of the company. During fiscal year 2009 and as of the date of this proxy statement, no compensation committee member has been an employee of the company or eligible to participate in our employee compensation programs or plans, other than the 2008 Omnibus Award Plan under which the non-employee directors receive option grants. None of the executive officers of the company have served on the compensation committee or on the board of directors of any entity that employed any of the compensation committee members or directors of the company.

Compensation of Non-Employee Directors

     All non-employee directors who served the entire year, other than Mr. Brun, the chairman of our board of directors, were paid an annual retainer of $105,000. Mr. Brun received an annual retainer of $200,000. Pursuant to our 2008 Omnibus Award Plan, $65,000 of the annual retainer was required to be paid in the form of deferred stock units of our common stock, and the remainder was to be paid either in cash, or at the election of each director, in deferred stock units. All of our non-employee directors chose to receive the elective portion of their annual retainers as deferred stock units. Ms. Gooden, who was initially elected to the board of directors on February 10, 2009, was paid a retainer of $65,000 in the form of deferred stock units. In addition, all non-employee directors receive $2,000 for each board of directors meeting attended and $1,500 for each committee meeting attended. Non-employee directors may elect to receive meeting fees in cash, to defer the receipt of meeting fees or to receive meeting fees as deferred stock units of our common stock. The chairperson of the audit committee was paid an additional annual retainer of $10,000 in cash and the chairperson of each of the compensation committee and the nominating/corporate governance committee was paid an additional annual retainer of $5,000 in cash.

     During fiscal year 2009, the non-employee directors were entitled to participate in the 2008 Omnibus Award Plan. Upon initial election to the board of directors, a non-employee director receives a grant of options to purchase 5,000 shares of common stock if such director will attend a regularly scheduled board of directors meeting prior to the next Annual Meeting of Stockholders. Thereafter, a non-employee director receives an annual grant of options to purchase 5,000 shares of common stock. All options granted under this plan have a term of ten years and were granted at the fair market value of the common stock as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of the grant. In November 2008, each non-employee director was granted options to purchase 5,000 shares of common stock at an exercise price of $34.99 per share. On April 30, 2009, upon attendance at her first meeting following election to the board of directors, Ms. Gooden was granted options to purchase 5,000 shares of common stock at an exercise price of $35.20 per share.

     Options granted to our non-employee directors under the 2008 Omnibus Award Plan are exercisable in four equal installments, with the first twenty-five percent becoming exercisable on the first anniversary of the option’s grant date, and the remaining three installments becoming exercisable on each successive anniversary date thereafter. The options vest only while a director is serving in such capacity, unless certain specified events occur, such as death or permanent disability, in which case the options immediately vest and become fully exercisable. In addition, non-employee directors who have been non-employee directors for at least ten years will have all of their options vested upon retirement from the board of directors and will have 36 months to exercise their options. Non-employee directors who have served as non-employee directors for less than ten years at the time they retire or otherwise leave the board will not qualify for accelerated vesting, but will have 60 days to exercise their then vested options. Notwithstanding the foregoing, all options will expire no more than ten years from their date of grant.

     Non-employee directors elected after August 13, 1997 are not eligible to receive a pension from the company. A non-employee director attaining the age of 70 (who was a director on August 13, 1997) who retires after 20 years of service will receive an annual pension of $25,000 for the remainder of his or her life. If such non-employee director retires after having attained the age of 65 with 15 years of service, he or she will receive an annual pension of $12,500 for the remainder of his or her life.

     The following table shows compensation for our non-employee directors for fiscal year 2009.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2009

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned			Deferred	All Other
	or Paid in	Stock	Option	Compensation	Compensation(12)
Name	Cash(8) ($)	Awards(9) ($)	Awards(10) ($)	Earnings(11) ($)	($)		Total ($)
(a)	(b)	(c)	(d)	(f)	(g)		(h)
Gregory D. Brenneman(1)	$68,000	$65,000	$54,152	$0	$11,818		$198,970
Leslie A. Brun(2)	$146,500	$65,000	$54,152	$0	$30,662		$296,314
Leon G. Cooperman(3)	$70,500	$65,000	$54,152	$0	$19,318		$208,970
Eric C. Fast	$59,000	$65,000	$29,110	$0	$29,623		$182,733
Linda R. Gooden(4)	$6,000	$65,000	$3,134	$0	$0		$74,134
R. Glenn Hubbard	$63,500	$65,000	$54,036	$0	$30,939		$213,475
John P. Jones(5)	$67,000	$65,000	$51,528	$0	$9,402		$192,930
Frederic V. Malek(6)	$55,500	$65,000	$54,152	$0	$44,318		$218,970
Charles H. Noski	$54,500	$65,000	$24,066	$0	$23,896		$167,462
Sharon T. Rowlands	$54,500	$65,000	$24,066	$0	$3,896		$147,462
Gregory L. Summe	$56,000	$65,000	$29,110	$0	$24,623		$174,733
Henry Taub(7)	$0	$0	$0	$0	$60,750	(13)	$60,750
____________________

(1)	Chairman of the compensation committee – $5,000 annual retainer included in fees earned.

(2)	Non-executive chairman of the board of directors.

(3)	Chairman of the audit committee – $10,000 annual retainer included in fees earned.

(4)	Ms. Gooden became a director on February 10, 2009.

(5)	Chairman of the nominating/corporate governance committee – $5,000 annual retainer included in fees earned.

(6)	Mr. Malek retired on August 13, 2009.

(7)	Mr. Taub retired on August 13, 2009.

(8)	Represents (i) portions of the annual retainer elected to be received as deferred stock units, (ii) annual retainers for committee chairpersons and (iii) board and committee attendance fees. Messrs. Brenneman, Malek and Ms. Gooden elected to receive board and committee attendance fees in cash. Messrs. Brun, Fast, Hubbard, Jones, Noski, Summe and Ms. Rowlands elected to receive board and committee attendance fees as deferred stock units. Mr. Cooperman elected to have all of his board and committee attendance fees deferred under a provision of our 2008 Omnibus Award Plan that permits the directors to defer up to 100% of annual board and committee fees. A director may specify whether, upon separation from the board, he or she would like to receive the amounts in the deferred account in a lump sum payment or in a series of substantially equal annual payments over a period ranging from two to ten years.

(9)	Represents the portion of the annual retainer required to be credited in deferred stock units to a director’s annual retainer account. See “Deferred Stock Units” below. Amounts set forth in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 as computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). For the methodology of how the SFAS 123R amount is calculated, please see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the fiscal year ended June 30, 2009. See “Director Outstanding Deferred Stock Units” table below for additional information on the number of outstanding deferred stock units at fiscal year-end and grant date fair value for each director (which information has been adjusted to reflect the spin-off of our former Brokerage Services Group business on March 30, 2007).

(10)	Amounts set forth in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For the methodology of how SFAS 123R amount is calculated, please see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the fiscal year ended June 30, 2009. See “Director Outstanding Options” table below for additional information on option awards outstanding at June 30, 2009 (which information has been adjusted to reflect the spin-off of our former Brokerage Services Group business on March 30, 2007).

(11)	Reflects the aggregate increase in the present value of the pension benefit and actuarial plans. Non-employee directors who joined the board after August 13, 1997 are not eligible to receive this benefit. The present values as of June 30, 2008 are based on the RP-2000 white collar mortality table (projected to 2008) and a 6.95% discount rate. The present values as of June 30, 2009 are based on the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. The change in the present value of pension benefit was negative $1,346 for Mr. Cooperman, and negative $4,631 for Mr. Malek; pursuant to Securities and Exchange Commission rules we reflected $0 for these amounts.

(12)	Reflects payment of dividend equivalents on deferred stock units for each director in the following amounts: Mr. Brenneman, $11,818; Mr. Brun, $15,662; Mr. Cooperman, $11,818; Mr. Fast, $4,623; Mr. Hubbard, $10,939; Mr. Jones, $9,402; Mr. Malek, $11,818; Mr. Noski, $3,896; Ms. Rowlands, $3,896; and Mr. Summe, $4,623. Also includes contributions by the ADP Foundation that match the charitable gifts made by our directors in the following amounts: $32,500 for Mr. Malek; $25,000 for Mr. Fast; $20,000 each for Messrs. Hubbard, Noski and Summe; $15,000 for Mr. Brun and $7,500 for Mr. Cooperman. The ADP Foundation makes matching charitable contributions in an amount not to exceed $20,000 in a calendar year in respect of any given director’s charitable contributions for that charitable year.

(13)	Reflects a $50,000 salary earned as an employee, and use of a car leased by the company with an aggregate incremental cost to the company of $10,750.

Director Outstanding Deferred Stock Units

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Market Value
Greg D. Brenneman	11/13/2003	1,538	$55,000
	11/11/2004	1,344	$55,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000

Leslie A. Brun	11/13/2003	1,538	$55,000
	11/11/2004	1,344	$55,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	3,668	$173,000
	11/11/2008	5,715	$200,000
	2/10/2009	53	$1,992
	4/30/2009	56	$2,000
	6/12/2009	53	$2,000

Leon G. Cooperman	11/13/2003	1,538	$55,000
	11/11/2004	1,344	$55,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000

Eric C. Fast	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000
	2/4/2009	39	$1,500
	2/10/2009	92	$3,500
	4/30/2009	98	$3,500
	6/12/2009	53	$2,000

Linda R. Gooden	4/30/2009	1,846	$65,000

R. Glenn Hubbard	11/13/2003	722	$27,500
	11/11/2004	1,344	$55,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000
	2/4/2009	39	$1,500
	2/10/2009	131	$5,000
	4/30/2009	140	$5,000
	6/12/2009	93	$3,500

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Market Value
John P. Jones	11/11/2004	837	$33,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000
	2/10/2009	131	$5,000
	4/30/2009	98	$5,000
	6/12/2009	133	$5,000

Frederic V. Malek	11/13/2003	1,538	$55,000
	11/11/2004	1,344	$55,000
	11/10/2005	1,534	$65,000
	11/14/2006	1,462	$65,000
	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000

Charles H. Noski	4/30/2008	1,470	$65,000
	11/11/2008	3,000	$105,000
	2/10/2009	92	$3,500
	4/30/2009	98	$3,500
	6/12/2009	93	$3,500

Sharon T. Rowlands	4/30/2008	1,470	$65,000
	11/11/2008	3,000	$105,000
	2/10/2009	92	$3,500
	4/30/2009	98	$3,500
	6/12/2009	93	$3,500

Gregory L. Summe	11/13/2007	2,056	$97,000
	11/11/2008	3,000	$105,000
	2/10/2009	92	$3500
	4/30/2009	98	$3500
	6/12/2009	93	$3500

Director Outstanding Options

		Expiration	Exercise	Grant Date Fair	Outstanding Stock
Name	Grant Date	Date	Price	Market Value	Options
Greg D. Brenneman	8/13/2001	8/12/2011	$44.0566	$208,239	13,718
	8/11/2003	8/10/2013	$34.4525	$164,890	13,718
	8/11/2003	8/10/2013	$34.4525	$131,920	10,975
	11/11/2003	11/10/2013	$35.7419	$65,625	5,487
	11/9/2004	11/8/2014	$40.8901	$67,929	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Leslie A. Brun	1/28/2003	1/27/2013	$31.7189	$144,313	13,718
	8/11/2003	8/10/2013	$34.4525	$164,890	13,718
	8/11/2003	8/10/2013	$34.4525	$131,920	10,975
	11/11/2003	11/10/2013	$35.7419	$65,625	5,487
	11/9/2004	11/8/2014	$40.8901	$67,929	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Leon G. Cooperman	11/13/2001	11/12/2011	$50.0249	$202,889	13,718
	8/11/2003	8/10/2013	$34.4525	$164,890	13,718
	8/11/2003	8/10/2013	$34.4525	$131,920	10,975
	11/11/2003	11/10/2013	$35.7419	$65,625	5,487
	11/9/2004	11/8/2014	$40.8901	$67,929	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2016	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Eric C. Fast	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Linda R. Gooden	4/30/2009	4/29/2019	$35.2000	$36,000	5,000

R. Glenn Hubbard	3/17/2004	3/16/2014	$38.0791	$79,671	5,487
	11/9/2004	11/8/2014	$40.8901	$67,929	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

John P. Jones	1/27/2005	1/26/2015	$39.4003	$53,827	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Frederic V. Malek	11/2/1999	11/1/2009	$43.3390	$117,621	8,231
	8/11/2003	8/10/2013	$34.4525	$164,890	13,718
	8/11/2003	8/10/2013	$34.4525	$131,920	10,975
	11/11/2003	11/10/2013	$35.7419	$65,625	5,487
	11/9/2004	11/8/2014	$40.8901	$67,929	5,487
	11/8/2005	11/7/2015	$42.3390	$57,284	5,487
	11/14/2006	11/13/2016	$44.4119	$62,826	5,487
	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Charles H. Noski	4/30/2008	4/30/2018	$44.2000	$39,000	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Sharon T. Rowlands	4/30/2008	4/30/2018	$44.2000	$39,000	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

Gregory L. Summe	11/13/2007	11/13/2017	$47.1600	$53,100	5,000
	11/11/2008	11/10/2018	$34.9900	$35,050	5,000

     Deferred Stock Units

     The company adopted share ownership guidelines that are intended to promote ownership in the company’s stock by our non-employee directors and to align their financial interests more closely with those of other stockholders of the company. Under the share ownership guidelines, and pursuant to our 2008 Omnibus Award Plan, each non-employee director will be credited with an annual grant of deferred stock units on the date established by the board for the payment of the annual retainer equal in number to the quotient of $65,000 (which, for fiscal year 2009, constituted a portion of the overall annual retainer of $105,000), divided by the closing price of a share of our common stock on the date this amount is credited. Non-employee directors will receive, at their election, the additional $40,000 portion of the overall annual retainer either as deferred stock units or in cash. Non-employee directors may elect to receive meeting fees in cash, to defer the receipt of meeting fees or to receive meeting fees as deferred stock units of our common stock. Deferred stock units are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with an amount equal to the cash dividend. When a director ceases to serve on our board, such director will receive a number of shares of common stock equal to the number of deferred stock units in such director’s account and a cash payment equal to the dividend payments accrued, plus interest on the dividend equivalents from the date such dividend equivalents were credited. The interest will be paid with respect to each twelve month period beginning on November 1 of such period to the date of payment and will be equal to the rate for five-year U.S. Treasury Notes published in The Wall Street Journal on the first business day of November of each such twelve month period plus 0.50%. Non-employee directors do not have any voting rights with respect to their deferred stock units.

Security Ownership of Certain Beneficial Owners and Management

     The following table contains information regarding the beneficial ownership of the company’s common stock by (i) each director and nominee for director of the company, (ii) each of our executive officers included in the Summary Compensation Table below (we refer to such executive officers as “named executive officers”), (iii) all company directors and executive officers as a group (including the named executive officers), and (iv) all stockholders that are known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. Unless otherwise noted in the footnotes following the table, each person listed below has sole voting and investment power over the shares of common stock reflected in the table. Unless otherwise noted in the footnotes following the table, the information in the table is as of August 31, 2009 and the address of each person named is P.O. Box 34, Roseland, New Jersey, 07068.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent
Gregory D. Brenneman	61,315	*
Leslie A. Brun	66,757	*
Gary C. Butler	1,779,232	*
Benito Cachinero	39,697	*
Leon G. Cooperman(2)	131,417	*
Eric C. Fast	6,427	*
Linda R. Gooden	1,846	*
R. Glenn Hubbard	28,009	*
John P. Jones	20,292	*
Regina R. Lee	153,798	*
S. Michael Martone	423,835	*
Charles H. Noski	6,132	*
Christopher R. Reidy	51,933	*
Carlos Rodriguez	126,207	*
Sharon T. Rowlands	6,092	*
Gregory L. Summe	6,428	*
Capital Research Global Investors(3)	37,520,704	7.5%
Directors and executive officers as a group (25 persons,
including those directors and executive officers named above)(4)	4,123,790	*
____________________

*     Indicates less than one percent.

(1)

Includes shares that may be acquired upon the exercise of options granted by the company that are exercisable on or prior to October 30, 2009 as follows: (i) shares subject to such options granted to the following directors and executive officers: 50,381 (Mr. Brenneman), 49,283 (Mr. Brun), 1,447,663 (Mr. Butler), 8,000 (Mr. Cachinero), 52,028 (Mr. Cooperman), 1,000 (Mr. Fast), 16,361 (Mr. Hubbard), 10,874 (Mr. Jones), 90,047 (Ms. Lee), 277,207 (Mr. Martone), 1,250 (Mr. Noski), 16,462 (Mr. Reidy), 81,092 (Mr. Rodriguez), 1,250 (Ms. Rowlands) and 1,000 (Mr. Summe); and (ii) 3,009,143 shares subject to such options granted to the directors and executive officers as a group. Includes shares issuable upon settlement of deferred stock units held by non-employee directors as follows: 10,934 (Mr. Brenneman), 15,474 (Mr. Brun), 10,934 (Mr. Cooperman), 5,472 (Mr. Fast), 1,846 (Ms. Gooden), 10,648 (Mr. Hubbard), 9,418 (Mr. Jones), 4,882 (Mr. Noski), 4,842 (Ms. Rowlands) and 5,428 (Mr. Summe).

(2)

Includes 33,455 shares representing the gain from exercising an option to purchase 38,000 shares of common stock on October 15, 2001. Mr. Cooperman deferred receipt of the shares representing such gain.

(3)

On August 14, 2009, Capital Research Global Investors, located at 333 South Hope Street, Los Angeles, CA 90071, filed a statement on Form 13F with the Securities and Exchange Commission to report that it beneficially held 37,520,704 shares of the company’s common stock as of June 30, 2009 and that it had sole voting power with respect to 18,702,661 of such shares.

(4)	Includes 16,946 shares deferred by a non-director officer upon exercise of an option.

Equity Compensation Plan Information

     The following table sets forth information as of June 30, 2009 regarding compensation plans under which the company’s equity securities are authorized for issuance:

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
Plan category	and rights	and rights	in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders	47,772,273 (1)	$41.07	33,857,785 (2)
Equity compensation plans not approved
by security holders(3)	186,568	$36.40	0 (4)
Total	47,958,841	$41.05	33,857,785
____________________

(1)

Includes 2,362,240 shares of restricted stock issuable under our two-year performance-based restricted stock programs and 90,026 shares issuable upon settlement of deferred stock units held by our directors. The remaining balance consists of outstanding stock option grants. Weighted average exercise price shown in column (b) of this table does not take into account awards under our two-year performance-based restricted stock programs or deferred stock units.

(2)

Includes 30,611,928 shares available for future issuance under the 2008 Omnibus Award Plan. Also includes 3,245,857 shares of common stock remaining available for future issuance under the Employees’ Savings-Stock Purchase Plan, which shares and weighted average exercise prices are not reflected in columns (a) and (b) of this table. 1,779,844 shares of common stock are subject to purchase during current purchase periods under the Employees’ Savings-Stock Purchase Plan.

(3)

Represents (i) the 1989 Non-Employee Director Stock Option Plan and (ii) the Amended and Restated Employees’ Saving-Stock Option Plan for our employees based in France, neither of which have been approved by the company’s stockholders. Prior to 2004, the non-employee directors of the company were entitled to participate in the 1989 Non- Employee Director Stock Option Plan pursuant to which options to purchase 12,500 shares of common stock were automatically granted to persons who become non-employee directors. In addition, each non-employee director was granted an additional option to purchase 12,500 shares on the first business day after each fifth anniversary of the date of the initial grant to each such non-employee director, provided that he or she was then still serving in such capacity. All options granted under the 1989 Non-Employee Director Stock Option Plan were granted at the fair market value of the common stock, determined on the basis of the closing price of the common stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. Twenty percent of the options granted under the 1989 Non-Employee Director Stock Option Plan became exercisable on each anniversary of the date such options were granted until all such options were exercisable, provided that options became exercisable only if the director was then still serving in such capacity, unless certain specified events occurred such as the death, disability or retirement of a director, in which case the options immediately vested and became fully exercisable. All options granted under the 1989 Non-Employee Director Stock Option Plan have a term of ten years.

117,641 shares of common stock are subject to purchase during current purchase periods under the Employees’ Saving- Stock Option Plan for our employees based in France. The board of directors adopted the plan in January 1996 and terminated the plan in April 2009 with respect to future offerings thereunder. The plan was designed to satisfy French tax requirements. The plan offered our French employees an opportunity to purchase shares of common stock at 85% of the market value for such stock at the date the purchase price for the offering was determined. Employees of the company based in France were granted an option to purchase shares of our common stock under annual offerings that commenced on January 1 of each calendar year and continued for 48 months to close on December 31 of the fourth year following commencement. Each eligible employee could elect to receive stock options in each offering that would generally entitle such employee to purchase a whole number of shares of common stock equivalent in value to up to 10% of his or her base salary, based upon a price per share (in U.S. dollars) determined in advance of such offering by the French Stock Option Committee, subject to adjustment for currency rate changes over the term of the offering. Participating employees pay for the exercise of the stock options through monthly payroll deductions taken during the four-year period of each offering, and have the opportunity upon the close of the offering to exercise their stock options (or any portion thereof) and purchase the associated number of shares of common stock. To the extent a participating employee elects to purchase fewer shares of common stock than would be available under his or her full allotment of stock options, such employee would receive the cash remaining from the aggregate payroll deductions after taking into account his or her purchase of shares of common stock.

(4)

Following stockholder approval of the amendment to the 2000 Stock Option Plan at the company’s 2003 Annual Meeting of Stockholders, the 1989 Non-Employee Director Stock Option Plan was amended to prohibit any future stock option grants thereunder. The board of directors terminated the Employees’ Saving-Stock Option Plan for our employees based in France in April 2009 with respect to future offerings thereunder.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     The compensation committee of our board of directors determines the compensation for our key executive officers. This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to our named executive officers (the chief executive officer, the chief financial officer and the three other most highly compensated executive officers in a particular year) by discussing the following fundamental aspects of our compensation program:

  compensation principles;

  cash compensation;

  long-term incentive compensation; and

  other compensation components and considerations (including retirement benefits and deferred compensation).

     The downturn in the economy during fiscal year 2009 has been the most profound in decades. Our fiscal 2009 results were clearly impacted by the severe economic conditions, including rising unemployment, declining automobile sales, low interest rates, and volatile financial markets. However, we are meeting the challenge in this recessionary environment and we are taking the actions necessary to position the Company to be stronger and even better positioned for when the economy improves.

     In March 2009, to help control expenses in the context of the worldwide economic downturn, we suspended for twelve months merit increases for our associates generally. We will not grant merit increases to our executive officers before July 2010.

     Our financial performance impacted the compensation of our executive officers under our compensation programs that align the interests of executives with those of stockholders, such as annual cash bonuses and performance-based restricted stock awards. Our fiscal year 2009 earnings-per-share growth was 10% compared to a target of 12% under our cash bonus program for our executive officers. Revenue growth was 1% compared to a target of 7.5%. These two elements were common to all of our executive officers. In fiscal year 2009, our named executive officers received cash bonuses that averaged approximately 81% of target, compared to bonuses for fiscal year 2008 that averaged approximately 130% of target. Our average two-year earnings-per-share growth rate for fiscal years 2008 and 2009 was 16.3%, resulting in awards to our executive officers of restricted stock at 100% of target level under our two-year performance-based restricted stock program. Under the immediately preceding two-year performance-based restricted stock program, awards of restricted stock were made at 125% of target.

     Our compensation committee believes that although the majority of compensation provided to our named executive officers is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk taking. The design of these compensation programs encourages our named executive officers to remain focused on both short- and long-term operational and financial goals of the company.

     Although Mr. Martone retired from the company on January 2, 2009, he is included as a named executive officer for fiscal year 2009 pursuant to Securities and Exchange Commission rules.

Compensation Principles

     We believe that compensation must be designed to create a direct link between performance and stockholder value. Three principles that guide us as we make decisions involving executive compensation are that compensation should be:

  based on (i) each executive’s individual performance, (ii) the performance of such executive’s business unit, and (iii) the overall performance of the company;

  closely aligned with the short-term and long-term financial and strategic objectives that build stockholder value; and

  competitive in order to attract and retain executives critical to our long-term success.

     Our compensation programs are designed to link pay with relative levels of responsibility among our key executives. Overall targeted compensation opportunities are generally similar for key executives who have comparable levels of responsibility. However, actual compensation amounts may differ depending on performance of a business unit and achievement of individual performance goals. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has a base salary range, a total annual compensation range and corresponding annual stock option grant ranges.

     We design our performance-based compensation so that differences in performance will result in significant differences in the compensation our key executives receive. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve excellent results.

     Earnings-per-share growth and revenue growth are important performance measures in annual bonus determinations, and two-year earnings-per-share growth is used to determine the number of shares of performance-based restricted stock earned in a performance period. The earnings-per-share measurement we use is diluted earning-per-share from continuing operations; however, we exclude the impact of certain significant non-recurring items, such as the large one-time favorable multi-year Internal Revenue Service audit settlement in fiscal year 2009 and the gain on the sale of a building in fiscal year 2008. These performance measures are useful for compensation plan purposes because they allow executives to observe how their own performance and the performance of the company are related.

     Elements of Compensation

     The following table summarizes the major elements of our executive compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing normal duties	Determined based on overall performance, level of responsibility, pay grade, competitive compensation practices data, and comparison to other company executives
Annual Cash Bonus	To motivate executive officers to achieve individual, business unit and company-wide business goals	Payment based on achievement of target individual, business unit and company-wide business goals
Performance-Based Restricted Stock Awards	To motivate executive officers to achieve certain longer-term goals	Awards based on target growth in earnings-per-share Shares issued following applicable performance periods, subject to an additional vesting period
Time-Based Restricted Stock Awards	To attract and retain executive officers	Awarded occasionally at the discretion of the compensation committee
Stock Options	To attract and retain executive officers and align executive officers with long-term stockholders’ interests	Granted annually based on pay grades and individual performance Recent grants generally vest over four years
Retirement Plans	To attract and retain mid- to late-career executive talent	Provides a retirement benefit with a competitive income replacement ratio at normal retirement age

     Compensation Market Data

     Our annual pay review focuses on base salary, annual bonus and long-term equity incentives. Our compensation committee examines summary compensation sheets detailing the amounts of these compensation components for each of our named executive officers and compares such amounts to competitive compensation practices. We generally target base salary, annual bonus and long-term equity incentives at the median of competitive compensation practices. We also consult compensation market data to determine if a specific component should be adjusted relative to other components, while retaining the targeted compensation level.

     We consult different sets of compensation data reflecting the practices of different groups of businesses to determine competitive compensation practices for our chief executive officer, chief operating officer and other named executive officers.

     Chief Executive Officer and Chief Operating Officer. In determining the total cash and long-term incentive compensation of our chief executive officer and chief operating officer, the compensation committee, at its June 2008 meeting, considered the results of statistical studies of chief executive officer and chief operating officer compensation data. These studies aggregated compensation data from all public companies within the indicated annual revenue range, which we believe is representative of the competitive environment we face with respect to senior executives. Utility companies were excluded because of the regulatory environment in which they operate. There were fewer comparison companies in the COO compensation study than in the CEO compensation study because fewer public companies have chief operating officers. The following table contains information about these studies:

	CEO Compensation Study	COO Compensation Study
Comparison companies	157 publicly traded companies, excluding utility companies	52 publicly traded companies, excluding utility companies
Annual revenue of comparison companies	$6 billion – $12 billion	$6 billion – $12 billion
Pay practices analyzed	base salary annual bonus long-term incentives	base salary annual bonus long-term incentives
Median base salary	$1,040,000	$ 710,742
Median target annual bonus	$1,324,440	$ 669,334
Median long-term incentive compensation value	$5,178,142	$2,273,906
Median target total cash and long-term incentive compensation	$6,963,485	$3,758,350
Source of data	Equilar, Inc.	Equilar, Inc.

     A group of our human resources executives made chief executive officer pay recommendations to the compensation committee based on the data and the recommendations in the CEO compensation study, and they made chief operating officer pay recommendations to our chief executive officer and the compensation committee based on the data in the COO compensation study. The compensation committee’s compensation consultant, Frederic W. Cook & Co., Inc., confirmed that this data is reasonable and customary given the company’s size and operating structure, and they provided their views on appropriate chief executive officer compensation. The compensation committee largely relied on its compensation consultant and its internal committee discussions as to appropriate compensation and has directed management not to prepare chief executive officer pay recommendations in the future.

     Other Executive Officers. With respect to the total cash and long-term incentive compensation of Messrs. Reidy and Cachinero, we considered the following third-party statistical data reflecting the pay practices of publicly traded companies that participate in compensation surveys:

	Number of	Annual Revenue of
Survey	Companies Included	Included Companies
Towers Perrin U.S. General Industry Executive Database	134	$6 – $20 billion
Hewitt Associates TCM Executive Total Compensation by Industry Survey	126	$5 – $25 billion
Mercer Human Resources U.S. General Industry Executive Database	73	greater than $5 billion

     In determining Ms. Lee’s and Mr. Rodriguez’s total cash and long-term incentive compensation we considered statistical data derived from 162, 182 and 31 companies from the Towers Perrin U.S. General Industry Executive Database, the Hewitt Associates TCM Executive Total Compensation by Industry Survey and the Mercer Human Resources U.S. General Industry Executive Database, respectively, that had annual revenues similar to the revenues of the business units that Ms. Lee and Mr. Rodriguez lead.

     Differences in Compensation of Our Named Executive Officers

     Total pay for Messrs. Butler and Martone was significantly higher than for our other named executive officers in fiscal year 2009. We carefully designed the pay mixes for Messrs. Butler and Martone to be competitive when measured against the pay packages their counterparts receive as indicated by the CEO and COO compensation studies. In addition to the results of the CEO and COO compensation studies, the compensation committee considered the history of each of Mr. Butler’s and Mr. Martone’s pay for the prior five years.

     We have found that due to the broad responsibilities and the experience required for these positions, compensation for chief executive officers and chief operating officers in public companies of size similar to ours is significantly higher than those for other named executive officers.

     When determining the compensation level for each of our named executive officers, the compensation committee reviews each individual compensation element based on both the previous year’s level, as well as how the proposed level for that individual element would compare to the other executive officers. The aggregate level for each named executive officer’s compensation is then compared against the executive’s previous year’s totals and against compensation of other executive officers of the company.

     Compensation Consultant

     The compensation committee has consulted with Frederic W. Cook & Co., Inc. on matters related to the compensation of our key executive officers. Specific matters on which Frederic W. Cook & Co., Inc. provided advice include: the design and mix of executive long-term incentive equity compensation programs; chief executive officer pay levels; and the design of the 2008 Omnibus Award Plan. In August 2009, Frederic W. Cook & Co., Inc. delivered to our board of directors a summary of the company’s compensation philosophy and a history of recent program changes. Frederic W. Cook & Co., Inc. has not provided any services to management.

     Frederic W. Cook & Co., Inc. examined the mix of restricted stock and options proposed to be granted to our named executive officers and confirmed that the proposals for the named executive officers appeared reasonable and customary, given the company’s size and structure.

Cash Compensation

     Base Salary

     Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount on the basis of the executive’s overall performance, level of responsibility, pay grade, competitive compensation practices data and comparison to other company executives.

     At its June 2008 meeting, the compensation committee considered the findings of the CEO and COO compensation studies when it determined Mr. Butler’s and Mr. Martone’s compensation for fiscal year 2009. Mr. Butler’s base salary was increased 11% to $1,000,000, which placed Mr. Butler at the 42nd percentile of the CEO compensation study. Mr. Martone’s base salary was increased 3.3% to $775,000, which placed Mr. Martone at the 71st percentile of the COO compensation study.

     Messrs. Reidy, Cachinero, Rodriguez and Ms. Lee received merit pay increases in July 2008 as follows:

Named Executive Officer	Merit Pay Increase
Mr. Reidy	4.4%
Ms. Lee	10.4%
Mr. Cachinero	6.7%
Mr. Rodriguez	14.3%

     These merit pay increases were determined as part of the annual compensation review based on a performance assessment and an internal analysis of relative pay compared to other company executives. Mr. Butler recommended each of Messrs. Reidy’s and Cachinero’s salary increases and both Mr. Butler and Mr. Martone recommended Ms. Lee’s and Mr. Rodriguez’s increases to the compensation committee. The merit increases for each of Messrs. Reidy, Cachinero, Rodriguez and Ms. Lee were higher than our customary merit increase because their merit review date was moved from April 2008 to July 2008, delaying their merit increases by three months. Ms. Lee’s and Mr. Rodriguez’s merit increases also reflect additional responsibilities that they assumed in fiscal year 2009.

     To help control expenses in the context of the worldwide economic downturn we will not grant merit increases to our executive officers before July 2010.

     Annual Cash Bonus

     Overview

     We paid our named executive officers, other than Mr. Martone, cash bonuses for fiscal year 2009 based on the attainment of individual, business unit and company-wide business goals established at the beginning of the fiscal year.

     For each executive officer, we establish a target bonus amount, which is initially expressed as a percentage of projected year-end annual base salary. We also assign a percentage value to each bonus component of each named executive officer’s annual bonus plan and then determine the target bonus amount linked to each component. We establish these performance ranges to provide our named executive officers with a strong incentive to exceed the targets. The maximum bonus payment to our chief executive officer is 200% of his target bonus level. All other named executive officers have a maximum bonus payment of 175% of their respective target bonus levels. There is no minimum payment level.

     The compensation committee establishes and approves the annual target bonus objectives and values for each of our named executive officers. Our chief executive officer recommends to the compensation committee the annual target bonus objectives and values for each of our named executive officers, but he does not recommend his own bonus values. Our named executive officers participate in the discussions surrounding their bonus objectives so that they can provide their input and understand the expectations of each bonus plan component. Each named executive officer receives a final version of his or her individualized bonus plan after it has been approved by the compensation committee. Except in extraordinary circumstances, bonus plan objectives are not modified during the fiscal year, and no bonus objectives were modified during fiscal year 2009.

     The compensation committee reviews the performance of each of our executive officers relative to the officer’s annual fiscal year target bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of our fiscal year. Based on this review, the compensation committee determines and approves the annual cash bonuses for each of our executive officers.

     Named Executive Officers’ Fiscal Year 2009 Bonuses

     Following the conclusion of fiscal year 2009, the compensation committee considered the performance of the company, the business units and the individual named executive officers (other than Mr. Martone) for the 2009 fiscal year against the named executive officers’ bonus objectives. The compensation committee assessed which of the individual bonus targets were met, exceeded or not fully achieved and then determined that, in the aggregate, our named executive officers did not achieve their bonus target objectives. Accordingly, cash bonuses were approved as follows:

	Actual Bonus	Bonus Amount as
Named Executive Officer	Amount	Percentage of Target
Mr. Butler	$1,295,000	83.5%
Mr. Reidy	$346,600	81.4%
Ms. Lee	$260,580	87.6%
Mr. Cachinero	$215,500	89.8%
Mr. Rodriguez	$174,496	62.3%

     Each objective for our named executive officers, other than Mr. Martone, was satisfied as set forth below (a detailed discussion of each target element follows under “— Fiscal Year 2009 Target Bonus Objectives”):

		Mr. Butler
Points Earned		Payout as % of Target	Target Element
225	points	75%	Earnings-Per-Share Growth
0		0	Revenue Growth
200		200	Return on Equity
75		75	Acquisitions
125		83	Corporate Strategy
100		100	Market Share
125		125	Margin Improvement
100		100	Strategic Review
230		115	Succession & Development
115		77	Service Profit Chain
1,295	points	83.5%	Total

		Mr. Reidy
Points Earned		Payout as % of Target	Target Element
150	points	75%	Earnings-Per-Share Growth
0		0	Revenue Growth
200		200	Return on Equity
125		125	Margin Improvement
50		100	Strategic Review
75		75	Acquisitions
0		0	2010 Operating Plan
50		100	Market Share
50		100	Investor Relations
80		160	Executive Development
115		115	Leadership
895	points	81.4%	Total

		Ms. Lee
Points Earned		Payout as % of Target	Target Element
7	.5 points	75%	Earnings-Per-Share Growth
0		0	Revenue Growth
16.7		47.7	Division Financial Performance
44.9		149.7	Division Initiatives
7.25		96.7	Executive Development
11.25		150	Leadership
87	.6 points	87.6%	Total

		Mr. Cachinero
Points Earned		Payout as % of Target	Target Element
75	points	75%	Earnings-Per-Share Growth
0		0	Revenue Growth
240		120	Succession Planning
188		125	Margin Improvement
40		80	Executive Development
115		115	Associate Retention
0		0	2010 Operating Plan
150		150	Leadership
808	points	89.8%	Total

		Mr. Rodriguez
Points Earned		Payout as % of Target	Target Element
7	.5 points	75%	Earnings-Per-Share Growth
0		0	Revenue Growth
4.88		13.9	Division Financial Performance
29.94		99.8	Division Initiatives
8.75		117	Executive Development
11.25		150	Leadership
62	.3 points	62.3%	Total

     Mr. Rodriguez was also awarded an additional discretionary cash bonus of $35,504 for assuming temporary leadership of several business units beyond his areas of responsibility.

     Fiscal Year 2009 Target Bonus Objectives

     The compensation committee established 12% earnings-per-share growth as a common target bonus objective for each of our named executive officers (other than Mr. Martone). This target was within the range of our fiscal 2009 forecast of 10% to 14% earnings-per-share growth. Mr. Butler’s target bonus objectives limited the payout to two times the target, but did not otherwise specify the payout for achieving earnings-per-share growth higher than 12%. For the other named executive officers, 200% of target was to be awarded for earnings-per-share growth of 20% or greater, and 0% of target was to be awarded for earnings-per-share growth of less than 8%.

     The compensation committee also established 7.5% revenue growth as a common target bonus objective. This target was within the range of our fiscal 2009 forecast of 7% to 8% revenue growth. Mr. Butler’s target bonus objectives limited the payout to two times the target, but did not otherwise specify the payout for achieving revenue growth higher than 7.5%. For the other named executive officers, 200% of target was to be awarded for revenue growth of 9% or greater, and 0% of target was to be awarded for revenue growth of less than 5%.

     The target bonus objectives are set forth in detail below.

     Mr. Butler

     The compensation committee set Mr. Butler’s fiscal year 2009 target bonus at $1,550,000, or 155% of his year-end base salary of $1,000,000. This positioned Mr. Butler’s target total cash compensation at approximately the 58th percentile of the market data that was analyzed in the CEO compensation study. Mr. Butler’s target cash compensation for fiscal year 2009 was 6.25% higher than his fiscal year 2008 targeted total cash compensation, while the average year-over-year increase for the companies included in the CEO compensation study with respect to chief executive officers who were in the same position the prior year was 5.3%.

     When Mr. Butler’s base salary and target bonus are combined with the recommended target long-term incentive awards and grants (discussed below), his total cash and long-term incentive compensation is approximately at the median of the CEO compensation study.

     Mr. Butler’s target bonus objectives and bonus formula for fiscal year 2009 were based on an allocation of 1,550 points to ten target elements. Each point achieved would yield $1,000 of bonus for him. His target bonus was thus $1,550,000. Mr. Butler was eligible to achieve up to two times the target point objective for each target element, and thus was eligible for a maximum bonus of $3,100,000. Mr. Butler’s bonus depended on the achievement of targets and target point allocations set forth below.

     Earnings-Per-Share Growth: 300 points if target earnings-per-share growth is achieved.

     Revenue Growth: 250 points if target revenue growth is achieved.

     Return on Equity: 100 points if 23.2% return on equity from continuing operations is achieved. Maximum allocation of 200 points is based on 25.5% return on equity from continuing operations.

     Acquisitions: 100 points if 1% to 1.5% of plan revenue is achieved through strategic acquisitions.

     Corporate Strategy: 150 points if new strategies to maintain our sales and revenue growth rates for fiscal years 2010 through 2013 are developed.

     Market Share: 100 points if our market share gains are improved, with emphasis on having a plan to address competitive threats.

     Margin Improvement: 100 points for initiatives to drive margin improvement for fiscal year 2010.

     Strategic Review: 100 points if a strategic review of our balance sheet, credit rating options, extended portfolio strategy, share repurchase levels and dividend policy is completed and other methods designed to return excess cash to stockholders are developed.

     Succession and Executive Development Objectives: 200 points if specified milestones in our succession planning and executive development initiatives are achieved, including the following:

  Continued development of a potential group of successors to our chief executive officer;

  Establishing a new operating model with division presidents reporting directly to our chief executive officer; and

  Continuation of succession planning throughout the organization.

     Service Profit Chain: 150 points if our service profit chain is improved by enhancing service quality, increasing client satisfaction and retention levels and improving associate turnover levels.

     Mr. Reidy

     The compensation committee approved Mr. Reidy’s fiscal year 2009 target bonus at $425,920, or 80% of his projected year-end base salary of $532,400. The target bonus as a percentage of Mr. Reidy’s base salary is the same as in fiscal year 2008.

     Mr. Reidy’s target bonus objectives and formula for fiscal year 2009 were based on an allocation of up to 1,100 points among 11 target elements. Each point achieved would yield approximately $387 of bonus payment. Mr. Reidy’s maximum achievable bonus was set at $745,500.

     Earnings-Per-Share Growth: We will award 200 points if target earnings-per-share growth is achieved.

     Revenue Growth: We will award 200 points if target revenue growth is achieved.

     Return on equity: We will award 100 points at target level, and 200 points at maximum, if 23.2% return on equity from continuing operations is achieved. Maximum allocation of 200 points is based on 25.5% return on equity from continuing operations.

     Margin improvement: We will award 100 points at target level, and 200 points at maximum, for initiatives to drive margin improvement for fiscal year 2010.

     Strategic Review: We will award 50 points at target level, and 80 points at maximum, if a strategic review of our balance sheet, credit rating options, extended portfolio strategy, share repurchase levels and dividend policy is completed and other methods designed to return excess cash to our stockholders are developed.

     Acquisitions: We will award 100 points at target level, and 175 points at maximum, if 1% to 1.5% of plan revenue is achieved through strategic acquisitions.

     2010 Operating Plan: We will award 100 points, and 175 points at maximum, for developing an operating plan for fiscal year 2010 that would target double-digit growth in revenue and pre-tax earnings from continuing operations.

     Market Share: We will award 50 points at target level, and 85 points at maximum, if our market share gains are improved, with emphasis on having a plan to address competitive threats.

     Investor Relations: We will award 50 points at target level, and 85 points at maximum, if improvements in investor relations are achieved, including increased involvement of other executives and increased progress with the international investment community.

     Executive Development: We will award 50 points at target level, and 85 points at maximum, for contributing to the success of specified executives.

     Leadership: We will award 100 points at target levels, and 175 points at maximum, for quality of leadership accomplishments, including fostering an effective control environment.

     Ms. Lee

     The compensation committee approved Ms. Lee’s fiscal year 2009 target bonus at $297,500, or 70% of her projected year-end salary of $425,000. The target bonus as a percentage of Ms. Lee’s base salary is the same as in fiscal year 2008.

     Ms. Lee’s target bonus objectives and formula for fiscal year 2009 were based on an allocation of up to 100 points among six target elements. Each point achieved would yield $2,975 of bonus payment. Ms. Lee’s maximum achievable bonus was set at $520,625.

     Earnings-Per-Share Growth: We will award 10 points if target earnings-per-share growth is achieved.

     Revenue Growth: We will award 10 points if target revenue growth is achieved.

     National Account Services and Employer Services International Financial Performance: We will award 35 points at target level, and 70 points at maximum, for successful achievement by our National Account Services and Employer Services International divisions of revenue, net operating income and sales growth over the divisions’ fiscal year 2008 results. Ms. Lee’s bonus also includes a metric on her divisions’ client retention results as compared to fiscal year 2008.

     National Account Services and Employer Services International Initiatives: We will award 30 points at target level, and 52.5 points at maximum, for successful achievement of specified operational objectives in National Account Services and Employer Services International.

     Executive Development: We will award 7.5 points at target level, and 13.1 points at maximum, for strengthening the development of our leadership pipeline, fostering the success of specified executives and supporting diversity initiatives.

     Leadership: We will award 7.5 points at target level, and 13.1 points at maximum, for quality of leadership accomplishments, including creating an effective leadership team.

     Mr. Cachinero

     The compensation committee approved Mr. Cachinero’s fiscal year 2009 target bonus at $240,000, or 60% of his projected year-end salary of $400,000. The target bonus as a percentage of Mr. Cachinero’s base salary is the same as in fiscal year 2008.

     Mr. Cachinero’s target bonus objectives and formula for fiscal year 2009 were based on an allocation of up to 900 points among eight target elements. Each point achieved would yield $267 of bonus payment. Mr. Cachinero’s maximum achievable bonus was set at $420,000.

     Earnings-Per-Share Growth: We will award 100 points if target earnings-per-share growth is achieved.

     Revenue Growth: We will award 100 points if target revenue growth is achieved.

     Succession Planning: We will award 200 points at target level, and 350 points at maximum, for the achievement of specified milestones in our succession planning and executive development initiatives, including the following:

  Continued development of a potential group of successors to our chief executive officer;

  Establishing a new operating model with division presidents reporting directly to our chief executive officer; and

  Continuation of succession planning throughout the organization.

     Margin Improvement: We will award 150 points at target level, and 300 points at maximum, for initiatives to drive margin improvement for fiscal year 2010.

     Executive Development/Diversity: We will award 50 points at target level, and 85 points at maximum, for successful involvement in our Executive Diversity Council and the development of specified executives.

     Associate Retention: We will award 100 points at target level, and 175 points at maximum, for achieving targeted improvement in associate retention.

     2010 Operating Plan: We will award 100 points at target level, and 200 points at maximum, for developing an operating plan for fiscal year 2010 that would target double-digit growth in revenue and pre-tax earnings from continuing operations.

     Leadership: We will award 100 points at target levels, and 175 points at maximum, for quality of leadership accomplishments, including successful partnership with succession candidates and a solid relationship with members of the compensation committee.

     Mr. Rodriguez

     The compensation committee approved Mr. Rodriguez’s fiscal year 2009 target bonus at $280,000, or 70% of his projected year-end salary of $400,000. The target bonus as a percentage of Mr. Rodriguez’s base salary is the same as in fiscal year 2008.

     Mr. Rodriguez’s target bonus objectives and formula for fiscal year 2009 were based on an allocation of up to 100 points among six target elements. Each point achieved would yield $2,800 of bonus payment. Mr. Rodriguez’s maximum achievable bonus was set at $490,000.

     Earnings-Per-Share Growth: We will award 10 points if target earnings-per-share growth is achieved.

     Revenue Growth: We will award 10 points if target revenue growth is achieved.

     Small Business Services and TotalSource Financial Performance: We will award 35 points at target level, and 70 points at maximum, for successful achievement by our Small Business Services and TotalSource divisions of revenue, net operating income and sales growth over the divisions’ fiscal year 2008 results. Mr. Rodriguez’s bonus also includes a metric on his divisions’ client retention results as compared to fiscal year 2008.

     Small Business Services and TotalSource Initiatives: We will award 30 points at target level, and 52.5 points at maximum, for successful achievement of specified operational objectives in Small Business Services and TotalSource.

     Executive Development: We will award 7.5 points at target level, and 13.1 points at maximum, for strengthening the development of our leadership pipeline, fostering the success of specified executives and supporting diversity initiatives.

     Leadership: We will award 7.5 points at target level, and 13.1 points at maximum, for quality of leadership accomplishments, including creating an effective leadership team.

     Mr. Martone

     Upon Mr. Butler’s recommendation, the compensation committee in August 2008 approved Mr. Martone’s fiscal year 2009 target bonus at $775,000, or 100% of his then projected year-end base salary. This positioned Mr. Martone’s target cash compensation at the 70th percentile of the market data that was analyzed in the COO compensation study. When Mr. Martone’s base salary and target bonus are combined with his recommended target long-term incentive awards and grants, his total cash and long-term incentive compensation is at the 44th percentile of the market data that was analyzed in the COO compensation study. We did not establish target bonus objectives for Mr. Martone because he had indicated his intention to retire during fiscal year 2009. Mr. Martone was paid his fiscal year 2009 target bonus of $775,000 in accordance with his separation agreement.

Long-Term Incentive Compensation Programs

     We believe that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly to the interests of our stockholders. Long-term incentives are awarded in the form of restricted stock awards and stock option grants.

     We target approximately 60% of total long-term incentive compensation to come from performance-based restricted stock awards, and the remainder from stock option grants. We believe this mix provides us with a strong executive attraction and retention program. The compensation committee may also from time to time grant discretionary awards of time-based restricted stock to our executive officers. These awards are not considered in the target allocation of total long-term incentive compensation between performance-based restricted stock awards and stock option grants.

     We use a fixed share grant methodology for determining each award to our named executive officers. As with base salary and bonus, management provides the compensation committee with a history of its equity grant practices for the preceding four years and an analysis of the grant size consistent with our target, the median of competitive compensation practices, for each named executive officer.

     Prior to the beginning of each fiscal year, we analyze the two-year performance-based restricted stock and stock option targeted award and grant levels to confirm that our desired targeted long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Market Data” above. When comparing our desired values to these compensation studies, we look at both equity elements in total.

     At its August 2008 meeting, the compensation committee approved the following target awards of two-year performance-based restricted stock for the program spanning fiscal years 2009 and 2010:

Named Executive Officer	Target PBRS Award
Mr. Butler	42,500 shares
Mr. Reidy	13,000 shares
Ms. Lee	9,000 shares
Mr. Cachinero	8,000 shares
Mr. Rodriguez	9,000 shares
Mr. Martone	30,000 shares

     At its August 2008 meeting, the compensation committee approved stock option grants for Messrs. Butler and Martone, and at its February 2009 meeting, the compensation committee approved stock option grants for the other named executive officers, as follows:

Named Executive Officer	Stock Option Awards
Mr. Butler	225,000 shares
Mr. Reidy	20,000 shares
Ms. Lee	17,000 shares
Mr. Cachinero	17,000 shares
Mr. Rodriguez	17,000 shares
Mr. Martone	55,000 shares

     The compensation committee approves the performance-based restricted stock target award ranges, stock option grant ranges, and all of the individual equity-based compensation awards and grants to each of our executive officers. The compensation committee reviews summary compensation sheets prepared by a group of our executives that does not include any of our named executive officers (other than Mr. Cachinero, our Vice President, Human Resources) when it considers the performance-based restricted stock award targets and stock option grants for our executive officers. The summary compensation sheets show up to four years of compensation history for these executive officers, including year-over-year increases, for base salary, target bonus, actual bonus, target total cash, the value of annual restricted stock awards and target total cash and annual restricted stock awards combined. The summary compensation sheets also show a comparison of each executive officer’s target total cash and annual restricted stock awards combined as a percentage of the target total cash and annual restricted stock awards combined for our chief executive officer and chief operating officer. The compensation committee uses the summary compensation sheets to monitor total pay trends for each executive officer, but the size of each pay element is considered separately.

     The employment agreements of Messrs. Butler and Reidy impact their long-term incentive compensation.

     Mr. Butler’s employment agreement provides that if his performance goals under the applicable two-year performance-based restricted stock program have been achieved at the 100% target level, the company will issue Mr. Butler at least 32,000 shares of restricted stock. Mr. Butler’s employment agreement also provides for a grant of stock options covering a minimum of 200,000 shares of common stock each fiscal year during the term of the employment agreement. We agreed to these amounts through an arms-length negotiation with Mr. Butler.

     Mr. Reidy’s employment agreement provides that if his performance goals under the applicable two-year performance-based restricted stock program have been achieved at the 100% target level, the company will issue Mr. Reidy 13,000 shares of restricted stock. Mr. Reidy’s employment agreement also provides for a grant of stock options covering a minimum of 20,000 shares of common stock each fiscal year during the term of the employment agreement. We agreed to these amounts through an arms-length negotiation with Mr. Reidy. In determining the grant sizes, we took into account restricted stock and option arrangements Mr. Reidy had with his prior employer and our review of competitive equity compensation practices.

     Messrs. Butler’s and Reidy’s employment agreements are summarized in more detail below under “Mr. Butler Employment Agreement” and “Mr. Reidy Employment Agreement”, respectively.

Performance-Based Restricted Stock

     We use a performance-based restricted stock program to align the compensation of our key executives with longer-term company operating performance. In September 2007, we established that under our two-year performance-based restricted stock program, average two-year earnings-per-share growth in fiscal years 2008 and 2009 of more than 16% would be required to receive the awards at the target level and that the awards would be adjusted upward or downward at the end of the performance period as follows:

Restricted Stock Grant as
Average Earnings-Per-Share Growth	Percentage of Target
12% or under	0%
more than 12% to 14%	75%
more than 14% to 16%	90%
more than 16% to 18%	100%
more than 18% to 20%	115%
over 20%	125%

     Our actual average two-year annual earnings-per-share growth rate for fiscal years 2008 and 2009 was 16.3%, resulting in awards of restricted stock at 100% of target level. These shares of restricted stock were issued in September 2009 and are scheduled to vest fully in March 2010. The program provides that if an executive officer terminates his or her employment with the company prior to the March 2010 vesting date, such unvested restricted stock will be forfeited. However, Mr. Martone’s shares will be permitted to vest in accordance with his separation agreement. See “Separation Agreement with Mr. Martone” below.

     In September 2008, we established that under our two-year performance-based restricted stock program for fiscal years 2009 and 2010, average two-year earnings-per-share growth of more than 10% will be required to receive the awards at the target level and that awards would be adjusted upward or downward at the end of the performance period as follows:

Restricted Stock Grant as
Average Earnings-Per-Share Growth	Percentage of Target
7% or under	0%
more than 7% to 8.5%	75%
more than 8.5% to 10%	90%
more than 10% to 14%	100%
more than 14% to 17%	115%
over 17%	125%

     This target is lower than the target for the two-year performance-based restricted stock program for the fiscal years 2008 and 2009 because of the impact of the severe downturn in the economy on our financial performance during fiscal year 2009.

     If we meet our annual average growth in earnings-per-share goal over the July 1, 2008 through June 30, 2010 two-year performance period, we will issue shares of restricted stock to our executive officers in September 2010. These shares will be scheduled to vest fully in March 2011 unless the recipient terminates his or her employment with the company prior to the March 2011 vesting date.

     Uncertainty in the worldwide economic environment has made projecting earnings-per-share growth challenging. In response, the compensation committee in September 2009 established a one-year performance period for our performance-based restricted stock program beginning in fiscal year 2010; the other terms of our performance-based restricted stock program did not change. One-year performance-based restricted stock award targets were set in September 2009 for the fiscal year 2010 performance period at approximately 80% of the annual target awards under the ongoing two-year performance period.

     Time-Based Restricted Stock

     The compensation committee may from time to time grant discretionary awards of time-based restricted stock to our executive officers. These discretionary grants assist us in the recruitment, promotion or retention of executive officers. After being advised that the current value of several key executives’ total unvested equity in the company was less than desired for retention purposes, the compensation committee at its February 2009 meeting approved our chief executive officer’s recommendation for the following special time-based restricted stock awards:

Named Executive Officer	Restricted Stock Awards
Mr. Reidy	5,000 shares
Ms. Lee	8,500 shares
Mr. Cachinero	5,000 shares
Mr. Rodriguez	8,500 shares

     These awards and their long-term vesting schedule are designed to aid in the retention of these key executives. Messrs. Reidy’s and Cachinero’s grants of 5,000 shares of restricted stock are each scheduled to vest as follows: 1,000 shares are scheduled to vest on February 10, 2013, and 4,000 shares are scheduled to vest on February 10, 2014. Ms. Lee’s and Mr. Rodriguez’s grants are scheduled to vest in their entirety on February 10, 2014. The compensation committee did not consider Mr. Butler for a grant because it deemed that the value of his unvested equity in the company provided an appropriate level of retention incentive.

     Stock Options

     We grant stock options to our executive officers (other than our chief executive officer and chief operating officer) based upon their pay grades. Stock options granted in April 2008 and thereafter generally vest over four years. The grant level for each grade is determined based on our annual review of our long-term incentive compensation program. Our chief executive officer recommends to the compensation committee the number of stock options for our executive officers, other than himself and the chief operating officer. The grant levels for our chief executive officer and chief operating officer are recommended to the compensation committee by a group of our human resources executives. The compensation committee approved stock option grants to Messrs. Butler and Martone in August 2008, and to Messrs. Reidy, Cachinero, Rodriguez and Ms. Lee in February 2009. The grant levels approved by the compensation committee for fiscal year 2009 were consistent with the grant levels approved for fiscal year 2008. Additional stock option grants may be made to assist us in the recruitment, promotion or retention of executive officers.

     The compensation committee typically determines and approves stock option grants for our chief executive officer and our chief operating officer in August as part of a review of their entire compensation packages. While the compensation committee can consider a stock option grant at any time for our executive officers, it makes most stock option grants at its first meeting in the calendar year. We do not coordinate this meeting date with any regularly scheduled announcement or corporate event.

     Other Long-Term Incentive Program Considerations

     We consider the accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. Our goal is to make only equity-based awards and grants that we can deduct when determining our taxes. However, the overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the component and the stockholder value that management and the compensation committee believe the pay component reinforces.

     We try to maximize the tax deductibility of compensation payments to executive officers. Our stockholders have approved our incentive plans that are designed and administered to provide performance-based compensation that is awarded to our executive officers, and therefore not subject to the deduction limits of Section 162(m) of the Internal Revenue Code. The compensation committee may, however, award compensation that is not deductible under Section 162(m) when, in the exercise of the committee’s judgment, such pay would be in the best interests of the company and its stockholders.

Other Compensation Components and Considerations

     In addition to the components discussed above, we offer our executive officers retirement benefits, deferred compensation, perquisites, and change in control protection. We believe these additional benefits are fair, competitive, consistent with our overall compensation philosophy, and designed to ensure that we can effectively retain our executive officers as well as effectively compete for executive talent.

     Retirement Benefits

     All executive officers can participate in the Automatic Data Processing, Inc. Retirement and Savings Plan (our 401(k) plan) and are automatically enrolled in the Automatic Data Processing, Inc. Pension Retirement Plan (a tax-qualified defined benefit cash balance pension plan) and the Supplemental Officers Retirement Plan. The Supplemental Officers Retirement Plan provides retirement benefits to our executive officers in excess of those generally available under our qualified cash balance pension plan. The Supplemental Officers Retirement Plan enables us to attract and retain senior and experienced mid- to late-career executive talent necessary to achieve growth and provides these executive officers with a retirement benefit targeted to a competitive income replacement ratio at normal retirement age.

     Deferred Compensation

     All executive officers may defer all or a portion of their annual bonuses into a deferred compensation account. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives, and to provide our executive officers with a tax efficient way to save for retirement. Since the deferral accounts are made up of funds already earned by the executive officers, we do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions.

     Perquisites

     Mr. Butler and, prior to his retirement, Mr. Martone receive fixed annual perquisite allowances of $125,000 that they allocate based on their personal needs.

     We provide each of our executive officers the use of automobiles leased by the company and company-paid life insurance. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales President’s Club events. Finally, the ADP Foundation makes contributions that match the charitable gifts made by our executive officers (including the named executive officers) up to a maximum of $20,000 per calendar year.

     Beginning in fiscal year 2010, we eliminated tax gross-up payments to our executive officers that had previously been permitted in connection with travel benefits and personal airplane usage.

     Change in Control and Severance Arrangements

     The Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers is designed (i) to retain our executive officers (including the named executive officers) and our staff vice presidents and (ii) to align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. In addition, Messrs. Butler, Reidy and Cachinero have individual arrangements described below under “Potential Payments Upon Termination or Change of Control.”

     Our executive officers have different separation entitlements from one another. Our chief executive officer is entitled to severance equal to approximately three times base salary and bonus under some termination scenarios, while our other executive officers are entitled to severance equal to approximately one and one-half or two times base salary and bonus. We believe that a higher severance multiple for our chief executive officer is needed in order to attract the individual we believe is best suited for the office. Our chief executive officer is the individual the public and our stockholders most closely identify as the face of the company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks.

     The severance formulas we use for executive officers are each designed to provide the level of replacement income we feel is appropriate for that office, but the compensation our executive officers may receive after termination of employment or a change in control is not taken into account when current compensation levels are determined.

     Compensation Recovery

     Our 2008 Omnibus Award Plan gives the compensation committee the flexibility to grant cash and equity awards that may be recovered if a recipient engages in certain types of misconduct. Beginning in February 2009, stock options and restricted stock awards under our 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any option gain and/or the value of vested restricted stock, as applicable, if the recipient engages in activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

     Share Ownership Guidelines

     The compensation committee established share ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. We set the share ownership guidelines on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) includes shares owned outright by the executive officer or beneficially through ownership by direct family members (spouses and/or dependent children), or shares owned through our Retirement and Savings Plan. Under our share ownership guidelines, Mr. Butler is encouraged to own an amount of our stock equal in value to five times his base salary, while Messrs. Reidy, Cachinero, Rodriguez and Ms. Lee are encouraged to own an amount of our stock equal in value to three times their respective base salaries.

Separation Arrangement with Mr. Martone

     Mr. Martone retired from the company on January 2, 2009. Taking into account the years of valuable service Mr. Martone provided to the company, we agreed to provide separation benefits to him that consist in part of cash payments, benefit credit under our Supplemental Officers Retirement Plan, continued vesting of equity awards and continued participation in our stock plans. The compensation committee also decided to grant Mr. Martone a discretionary bonus of $300,000 to specifically reward his years of valuable service to the company and his performance as chief operating officer. The arrangement for Mr. Martone is consistent with the separation arrangements we sometimes provide to departing executives whose long-term service deserves special recognition over and above the fixed pay and benefits that have already been earned before the executive’s departure.

COMPENSATION COMMITTEE REPORT

     The compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the company’s 2009 proxy statement. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2009 proxy statement.

Compensation Committee
of the Board of Directors

Gregory D. Brenneman, Chairman
R. Glenn Hubbard
John P. Jones
Charles H. Noski

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes the compensation of our named executive officers for fiscal year 2009.

Summary Compensation Table For Fiscal Year 2009

								Change in
								Pension
								Value and
								Nonqualified
								Deferred
							Non-Equity	Compen-
					Stock	Option	Incentive Plan	sation	All Other
Name and					Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary ($)	Bonus ($)		($)(4)	(5)	($)(6)	(7)	($)(8)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Gary C. Butler	2009	$1,000,000	$0		$1,316,316	$2,578,625	$1,295,000	$1,722,475	$221,203	$8,133,619
President and Chief	2008	$900,000	$0		$2,168,340	$2,631,808	$2,579,405	$1,095,792	$218,628	$9,593,973
Executive Officer	2007	$850,005	$0		$2,240,346	$2,912,136	$2,330,000	$928,838	$246,132	$9,507,457

Christopher R. Reidy	2009	$532,400	$0		$492,623	$267,692	$346,600	$129,759	$56,981	$1,826,055
Chief Financial	2008	$510,000	$21,780		$944,519	$283,461	$524,520	$99,853	$36,623	$2,420,756
Officer	2007	$377,500	$0		$1,010,121	$199,098	$648,100	$58,981	$19,719	$2,313,519

Regina R. Lee	2009	$425,000	$0		$527,932	$212,834	$260,580	$140,253	$69,999	$1,636,598
President, Employer
Services – National
Accounts Division

Benito Cachinero	2009	$400,000	$0		$564,072	$176,378	$215,500	$86,672	$71,305	$1,513,927
Vice President,
Human Resources

Carlos Rodriguez	2009	$400,000	$35,504	(2)	$522,053	$205,528	$174,496	$47,809	$192,427	$1,577,817
President, Employer
Services – Small
Business Services
Division

S. Michael Martone(1)	2009	$441,067	$1,075,000	(3)	$1,188,205	$1,543,758	$0	$942,736	$1,157,601	$6,348,367
Chief Operating	2008	$750,000	$45,000		$1,354,615	$595,832	$1,040,950	$707,431	$253,893	$4,747,721
Officer	2007	$581,365	$0		$1,387,966	$464,794	$874,000	$580,566	$451,199	$4,339,890
____________________

(1)	Mr. Martone retired from the company on January 2, 2009.

(2)	Discretionary bonus for assuming temporary leadership of several business units beyond Mr. Rodriguez’s areas of responsibility.

(3)

The amount shown reflects (i) a discretionary bonus of $300,000 in recognition of Mr. Martone’s years of service and performance as chief operating officer and (ii) a discretionary bonus equal to 100% of Mr. Martone’s fiscal year 2009 target bonus of $775,000.

(4)

Amounts set forth in the Stock Awards column represent the dollar amount recognized for financial statement reporting purposes for the fiscal years 2009, 2008 and 2007 as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the fiscal year ended June 30, 2009, Note 13 to our audited consolidated financial statements for the fiscal year ended June 30, 2008 included in our annual report on Form 10-K for the fiscal year ended June 30, 2008, and Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2007 included in our annual report on Form 10-K for the fiscal year ended June 30, 2007.

(5)	Amounts set forth in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the fiscal year ended June 30, 2009, Note 13 to our audited consolidated financial statements for the fiscal year ended June 30, 2008 included in our annual report on Form 10-K for the fiscal year ended June 30, 2008, and Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2007 included in our annual report on Form 10-K for the fiscal year ended June 30, 2007.

(6)	Performance-based bonuses paid under the annual cash bonus program are shown in this column. A discussion of our annual cash bonus program may be found in our Compensation Discussion and Analysis under “Cash Compensation – Annual Cash Bonus”.

(7)	Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under our tax-qualified cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan, and our non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan. The Pension Retirement Plan and the Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest rate, a discount rate and a mortality assumption. We calculated the present value as of June 30, 2006 using the RP-2000 white collar mortality table, a 4.75% interest crediting rate for the pension plan, and a 6.25% discount rate; we calculated the present value as of June 30, 2007 using the RP-2000 white collar mortality rate (projected to 2007), a 4.75% interest crediting rate for the pension plan, and a 6.25% discount rate; and we calculated the present value as of June 30, 2008 using the RP-2000 white collar mortality rate (projected to 2008), a 4.50% interest crediting rate for the pension plan, and a 6.95% discount rate; the present value as of June 30, 2009 is based on the RP-2000 white collar mortality table (projected to 2009), a 4.25% interest crediting rate for the pension plan, and a 6.8% discount rate. The change in 2009 in the present value of the Pension Retirement Plan was negative $31,598 for Mr. Martone; we reflected $0 for this amount.

(8)	Please refer to the “All Other Compensation” table below for further information.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2009

				Matching
	Other	Tax	Perquisite	Charitable
Name	Benefits	Payments	Allowance	Contributions
	(1)	(2)	(3)	(4)
Gary C. Butler	$68,614	$7,089	$125,000	$20,500
Christopher R. Reidy	$46,031	$0	$0	$10,950
Regina R. Lee	$69,499	$500	$0	$0
Benito Cachinero	$51,305	$0	$0	$20,000
Carlos Rodriguez	$147,776	$35,651	$0	$9,000
S. Michael Martone	$991,370	$29,981	$125,000	$11,250
____________________

(1)	Other Benefits include:

	(a)	Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Mr. Butler, $10,233; Mr. Reidy, $11,250; Ms. Lee, $11,750; Mr. Cachinero, $11,279; Mr. Rodriguez, $12,750; and Mr. Martone, $12,800.

	(b)	Amount paid by the company on behalf of the executives’ spouses who accompanied such executives on business travel: Ms. Lee, $3,100; and Mr. Rodriguez, $3,100.

	(c)	Relocation expense: Mr. Rodriguez, $78,013; and Mr. Martone, $23,314.

	(d)	Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Mr. Butler, $18,294; Mr. Reidy, $13,279; Ms. Lee, $15,442; Mr. Cachinero, $11,624; Mr. Rodriguez, $15,004; and Mr. Martone, $10,386.

	(e)	Dividends paid on restricted stock (available to the company’s associates generally) included in the Stock Awards column of the Summary Compensation Table: Mr. Butler, $38,506; Mr. Reidy, $20,146; Ms. Lee, $38,031; Mr. Cachinero, $27,267; Mr. Rodriguez, $37,774; and Mr. Martone, $11,541.

	(f)	Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Mr. Butler, $1,116; Mr. Reidy $891; Ms. Lee, $711; Mr. Cachinero, $670; Mr. Rodriguez, $670; and Mr. Martone, $1,116.

	(g)	Allowance for annual physical examination (available to the company’s executives generally): $465 for each named executive officer.

	(h)	Amount paid for accrued and unused vacation: Mr. Martone, $50,748.

	(i)	Retiree health benefit (the present value of Mr. Martone’s health coverage determined using a discount rate of 6.6% and a medical inflation rate beginning at 8.25% for 2009-2010 and ultimately settling at 5% by 2017): Mr. Martone, $106,000.

	(j)	Severance pay to Mr. Martone of $775,000.

(2)	Tax Payments consist of:

	(a)	Gross-up in respect of taxable travel benefits (gross-up payments for travel benefits have been eliminated beginning in fiscal year 2010): Ms. Lee, $500; and Mr. Rodriguez, $500.

	(b)	Gross-up for relocation expense (available to all participants in the company’s relocation program): Mr. Rodriguez, $35,151; and Mr. Martone, $18,050.

	(c)	Gross-up for taxable benefit of personal use of aircraft chartered by the company (gross-up payments for personal airplane usage have been eliminated beginning in fiscal year 2010): Mr. Butler, $7,089; and Mr. Martone $11,931.

(3)	Pursuant to the provisions of his employment agreement, Mr. Butler has an annual perquisite allowance of $125,000. Mr. Martone also had an annual perquisite allowance of $125,000. Mr. Butler used a significant portion of his perquisite allowance to fully reimburse the company for his personal use of aircraft chartered by the company and the incremental cost to the company of his personal use of aircraft owned by the company. Mr. Martone used his entire annual perquisite allowance to offset the incremental cost to the company of providing him with personal use of aircraft chartered by the company and reimbursed the company for the incremental cost to the company in excess of $125,000. Personal use of the aircraft benefit is valued at the actual incremental cost to the company of providing the benefit to the executive. With respect to the aircraft chartered by the company, the incremental cost is the contracted per-hour cost, including empty aircraft positioning costs, plus any fuel surcharges, additional catering or landing fees, taxes and segment fees. With respect to the aircraft owned by the company, the incremental cost is calculated by multiplying the personal flight time, including empty aircraft positioning time, by the aircraft’s hourly variable operating cost. Variable operating cost includes maintenance, fuel, cleaning, landing fees, flight fees, catering, and crew traveling expenses, including hotels, meals, and transportation. Since the aircraft owned by the company is primarily used for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries as well as hangar, insurance and management fees.

(4)	Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any named executive officer’s charitable contributions for that calendar year.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2009

										All Other	All Other
										Stock	Option		Grant Date
							Estimated Future Payouts			Awards:	Awards:	Exercise or	Fair
			Plan	Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Number of	Base Price	Value of
		Date of	Under Which	Non-Equity Incentive Plan Awards			Awards			Shares of	Securities	of Option	Stock
	Grant	Corporate	Grant Was	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	and Option
Name	Date	Action	Made	$	$	$	#	#	#	or Units #	Options #	($/Share)	Awards ($)
(a)	(b)	(bb)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Gary C. Butler	—		Cash bonus	$0	$1,550,000	$3,100,000
	10/3/2008	8/14/2008	2-Yr PBRS				0	42,500	53,125				$1,659,200
	8/14/2008	8/14/2008	Stock Options								225,000	$45.34	$1,982,250

Christopher R. Reidy	—		Cash bonus	$0	$425,920	$745,500
	10/3/2008	8/14/2008	2-Yr PBRS				0	13,000	16,250				$507,520
	2/10/2009	2/10/2009	TBRS							5,000			$187,900
	2/10/2009	2/10/2009	Stock Options								20,000	$37.58	$144,000

Regina R. Lee	—		Cash bonus	$0	$297,500	$520,625
	10/3/2008	8/14/2008	2-Yr PBRS				0	9,000	11,250				$351,360
	2/10/2009	2/10/2009	TBRS							8,500			$319,430
	2/10/2009	2/10/2009	Stock Options								17,000	$37.58	$122,400

Benito Cachinero	—		Cash bonus	$0	$240,000	$420,000
	10/3/2008	8/14/2008	2-Yr PBRS				0	8,000	10,000				$312,320
	2/10/2009	2/10/2009	TBRS							5,000			$187,900
	2/10/2009	2/10/2009	Stock Options								17,000	$37.58	$122,400

Carlos Rodriguez	—		Cash bonus	$0	$280,000	$490,000
	10/3/2008	8/14/2008	2-Yr PBRS				0	9,000	11,250				$351,360
	2/10/2009	2/10/2009	TBRS							8,500			$319,430
	2/10/2009	2/10/2009	Stock Options								17,000	$37.58	$122,400

S. Michael Martone	—		Cash bonus	$0	$775,000	$1,356,250
	10/3/2008	8/14/2008	2-Yr PBRS				0	30,000	37,500				$1,171,200
	8/14/2008	8/14/2008	Stock Options								55,000	$45.34	$484,550

     In the foregoing Grants of Plan-Based Awards table, we refer to our two-year performance-based restricted stock program as 2-Yr PBRS and to our time-based restricted stock program as TBRS. Stock options granted to Messrs. Butler and Martone on August 14, 2008 were granted under the company’s 2000 Stock Option Plan, and stock options granted to the other named executive officers on February 10, 2009 were granted under the company’s 2008 Omnibus Award Plan.

     The grant dates shown in column (b) of the table were determined pursuant to SFAS 123R. Column (bb) of the table shows the actual dates on which our compensation committee:

  set target award amounts under the two-year performance-based restricted stock program;

  awarded restricted stock under the time-based restricted stock program; and

  granted stock options under the 2000 Stock Option Plan or the 2008 Omnibus Award Plan, as applicable.

     In determining the foregoing awards and grants, we took into account the employment agreements with Messrs. Butler, Reidy and Cachinero, which are summarized below.

     We computed the grant date fair value of each restricted stock award and option grant shown in column (l) in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2009 included in our annual report on Form 10-K for the fiscal year ended June 30, 2009.

Mr. Butler Employment Agreement

     Mr. Butler entered into an employment agreement with the company on June 28, 2006. The agreement provides for successive one-year terms beginning on August 31, 2006 unless terminated by the company or Mr. Butler at least six months before the end of the applicable one-year term.

     Mr. Butler’s annual base salary is at least $850,000, and his annual target bonus is at least $1,200,000. The actual bonus paid to Mr. Butler is based upon his accomplishment of pre-established performance goals established by the compensation committee. If the performance goals established by the compensation committee under the applicable two-year performance-based restricted stock program have been achieved at the 100% target level, the company will issue Mr. Butler at least 32,000 shares of restricted stock. If the performance goals for any such program are exceeded or are not achieved, the number of shares of restricted stock issued to Mr. Butler will be increased or decreased, as appropriate.

     Pursuant to the employment agreement, Mr. Butler received a one-time stock option grant of 150,000 shares of common stock on July 1, 2006. In addition, Mr. Butler will be granted stock options for a minimum of 200,000 shares of common stock each fiscal year during the term of the employment agreement. Subject to the attainment of any pre-established performance goals that may be set by the compensation committee (in its sole discretion), each stock option will vest in five equal annual installments of 20% each, commencing one year after the applicable grant date.

     The company will pay Mr. Butler a perquisite allowance of $125,000 each fiscal year. The salary, bonus, stock and other arrangements for Mr. Butler will be reviewed annually by the compensation committee and may be increased in its sole discretion. Mr. Butler is also entitled to participate in all of the company’s then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements (including all policies relating to the exercise of stock options following a person’s retirement from, or cessation of employment with, the company) that are generally available to other senior executives of the company.

     Mr. Butler’s employment agreement also contains provisions related to the change in control or termination, which are summarized below under “Potential Payments to Named Executive Officers Upon Termination or Change In Control.”

Mr. Reidy Employment Agreement

     Mr. Reidy entered into an employment agreement with the company on August 1, 2006. Mr. Reidy’s annual base salary is at least $500,000, and his annual target bonus is at least $400,000. The actual bonus paid to Mr. Reidy is based upon his accomplishment of pre-established performance goals established by the compensation committee. If the performance goals established by the compensation committee under the applicable two-year performance-based restricted stock program have been achieved at the 100% target level, the company will issue Mr. Reidy 13,000 shares of restricted stock. If the performance goals for any such program are exceeded or are not achieved, the number of shares of restricted stock issued to Mr. Reidy will be increased or decreased, as appropriate. Commencing in January 2008, Mr. Reidy will be granted stock options for a minimum of 20,000 shares of common stock each fiscal year during the term of the employment agreement.

     Mr. Reidy’s employment agreement also contains provisions related to his non-voluntary termination from the company, which are summarized below under “Potential Payments to Named Executive Officers Upon Termination or Change In Control.”

Mr. Cachinero Employment Agreement

     Mr. Cachinero entered into an employment agreement with the company on March 23, 2007. Mr. Cachinero’s annual base salary was $375,000 when he began employment, and it was $400,000 for fiscal year 2009. Mr. Cachinero’s annual target bonus amount is 60% of his salary. The actual bonus paid to Mr. Cachinero is based upon his accomplishment of pre-established performance goals established by the compensation committee. Mr. Cachinero is entitled to participate in all of the company’s then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase plans, the company’s Executive Fleet Program and other plans and arrangements that are generally available to other executives at Mr. Cachinero’s grade level in accordance with those plans’ terms. Mr. Cachinero is eligible to receive four weeks of paid vacation per year during his first five years of employment.

     Mr. Cachinero’s employment agreement also contains provisions related to his retirement and termination from the company, which are summarized below under “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Restricted Stock

     We currently grant restricted stock under our 2008 Omnibus Award Plan. Restricted stock awards granted in connection with our performance-based restricted stock program generally vest six months following issuance. Other restricted stock awards vest over periods determined by our compensation committee. Holders of shares of restricted stock are entitled to receive dividends paid on their restricted shares.

     Beginning in February 2009, restricted stock awards under our 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Stock Options

     We currently grant stock options under our 2008 Omnibus Award Plan. Stock options have an exercise price equal to our closing stock price on the date of grant, however options granted before January 2007 under our 2000 Stock Option Plan have an exercise price equal to the average of the high and the low sales prices of our stock on the day of grant. Stock options have a term of up to ten years from the date of grant. No option may be exercised after the expiration of its ten-year term.

     Stock options granted in April 2008 and thereafter generally vest over four years. Options granted prior to April 2008 vest over a five-year period, beginning on the second anniversary of the grant date (for all key executives of the company, including the named executive officers other than Mr. Butler, whose options started vesting on the first anniversary of the grant date), or the first anniversary of the grant date (for all other optionholders).

     Stock options granted under our 2008 Omnibus Award Plan become fully vested and exercisable upon the death or disability of an optionholder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with ten years of service (Normal Retirement) or (iii) retired in the previous twelve months on or after age 55 with between five and ten years of service with the company and its subsidiaries. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

     Vested options granted under our 2008 Omnibus Award Plan may generally be exercised for up to 60 days following an optionholder’s termination of employment with the company, provided that:

  optionholders who retire on or after Normal Retirement will have up to 37 months following retirement to exercise their vested options (subject to extension in the case of subsequent death);

  optionholders who retire on or after age 55 with between five and ten years of service will have up to twelve months following retirement to exercise their options (subject to extension in the case of subsequent death);

  optionholders who die or become disabled on or after eligibility for Normal Retirement will have up to 36 months following their death or disability to exercise their options (subject to extension in the case of subsequent death following a disability); and

  optionholders who were not eligible for Normal Retirement on the date of death or disability will have up to twelve months following their death or disability to exercise their options (subject to extension in the case of subsequent death following a disability).

     Beginning in February 2009, stock option awards under our 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any option gain, if the recipient engages in an activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) (Exercis- able)(2)	Number of Securities Underlying Unexercised Options (#) (Unexercis- able)(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Gary C. Butler	7/26/1999	109,750		$38.01	7/25/09
	10/18/1999	65,850		$40.06	10/17/09
	8/14/2000	109,750		$51.11	8/14/10
	8/13/2001	109,750		$44.06	8/13/11
	9/21/2001	8,780		$39.64	9/20/11
	7/22/2002	10,864		$29.38	7/21/12
	7/22/2002	76,825		$29.38	7/21/12
	8/12/2002	109,750		$33.58	8/11/12
	8/11/2003	57,069	14,268	$34.45	8/10/13
	8/11/2003	118,530	29,632	$34.45	8/10/13
	8/11/2004	59,265	39,510	$35.56	8/10/14
	8/11/2005	43,900	65,850	$40.51	8/10/15
	7/1/2006	153,650	230,475	$41.50	6/30/16
	8/9/2007	40,000	160,000	$47.55	8/8/17
	8/14/2008		225,000	$45.34	8/13/18
	9/22/2006					6,667	$236,278
	9/9/2009					35,000	$1,240,400
	—							53,125	$1,882,750

Christopher R. Reidy	10/2/2006	16,462	65,850	$42.98	10/1/16
	1/31/2008		20,000	$40.28	1/30/18
	2/10/2009		20,000	$37.58	2/9/19
	4/30/2008					6,000	$212,640
	2/10/2009					5,000	$177,200
	9/9/2009					13,000	$460,720
	—							16,250	$575,900

Regina R. Lee	5/10/2000	10,536		$46.36	5/10/10
	5/15/2001	13,170		$48.12	5/14/11
	9/21/2001	2,496		$39.64	9/20/11
	5/6/2002	12,072		$45.84	5/6/12
	7/22/2002	5,487		$29.38	7/21/12
	5/13/2003	12,072		$31.28	5/12/13
	11/11/2003	6,585		$35.74	11/10/13
	5/11/2004	12,072		$42.30	5/10/14
	1/27/2005	6,585	4,390	$39.40	1/26/15
	1/27/2006	5,268	7,902	$40.70	1/26/16
	1/26/2007	3,731	14,926	$42.94	1/25/17
	4/25/2007		30,000	$44.91	4/24/17
	1/31/2008		17,000	$40.28	1/30/18
	2/10/2009		17,000	$37.58	2/9/19

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) (Exercis- able)(2)	Number of Securities Underlying Unexercised Options (#) (Unexercis- able)(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
	9/22/2006					667	$23,638
	4/25/2007					10,000	$354,400
	4/30/2008					12,000	$425,280
	2/10/2009					8,500	$301,240
	9/9/2009					8,000	$283,520
	—							11,250	$398,700

Benito Cachinero	4/25/2007	8,000	32,000	$44.91	4/24/17
	1/31/2008		17,000	$40.28	1/30/18
	2/10/2009		17,000	$37.58	2/9/19
	4/25/2007					6,581	$233,231
	4/30/2008					6,000	$212,640
	2/10/2009					5,000	$177,200
	9/9/2009					8,000	$283,520
	—							10,000	$354,400

Carlos Rodriguez	5/10/2000	13,170		$46.36	5/10/10
	5/15/2001	13,170		$48.12	5/14/11
	9/21/2001	2,511		$39.64	9/20/11
	5/6/2002	13,170		$45.84	5/5/12
	7/22/2002	2,634		$29.38	7/21/12
	5/13/2003	5,268		$31.28	5/12/13
	8/11/2003	4,390		$34.45	8/10/13
	5/11/2004	13,170	3,292	$42.30	5/10/14
	1/27/2005	6,585	4,390	$39.40	1/26/15
	1/27/2006	4,390	6,585	$40.70	1/26/16
	1/26/2007	2,634	10,536	$42.94	1/25/17
	4/25/2007		30,000	$44.91	4/24/17
	1/31/2008		17,000	$40.28	1/30/18
	2/10/2009		17,000	$37.58	2/9/19
	9/22/2006					500	$17,720
	4/25/2007					10,000	$354,400
	4/30/2008					12,000	$425,280
	2/10/2009					8,500	$301,240
	9/9/2009					8,000	$283,520
	—							9,000	$318,960

S. Michael Martone	5/15/2000	27,437		$46.90	5/15/10
	5/15/2001	27,437		$48.12	5/14/11
	9/21/2001	4,801		$39.64	9/20/11
	5/14/2002	27,437		$48.36	5/13/12
	7/22/2002	5,991		$29.38	7/21/12
	7/22/2002	27,437		$29.38	7/21/12
	5/13/2003	27,437		$31.28	5/12/13

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) (Exercis- able)(2)	Number of Securities Underlying Unexercised Options (#) (Unexercis- able)(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
	8/11/2003	21,950		$34.45	8/10/13
	5/11/2004	26,340	6,585	$42.30	5/10/14
	8/11/2004	22,059	14,707	$35.56	8/10/14
	1/27/2006	14,706	22,060	$40.70	1/26/16
	1/26/2007	12,072	48,290	$42.94	1/25/17
	8/9/2007		55,000	$47.55	8/8/17
	8/14/2008		55,000	$45.34	8/13/18
	9/22/2006					1,375	$48,730
	9/9/2009					25,000	$886,000
____________________

(1)	We have included in the table awards under our two-year performance-based restricted stock program spanning fiscal years 2008 and 2009. Such awards were formally made on September 9, 2009.

(2)	The option awards and exercise price of options granted prior to March 30, 2007 have been adjusted to reflect the spin-off of our former Brokerage Services Group business on March 30, 2007.

(3)	Market value based on June 30, 2009 closing price of our common stock of $35.44 per share.

(4)	Equity Incentive Plan Awards include awards under our two-year performance-based restricted stock program spanning fiscal years 2009 and 2010 that are subject to achievement of performance targets. Our performance during the two-year performance-based restricted stock program spanning fiscal years 2008 and 2009 resulted in awards at target level, therefore, pursuant to Securities and Exchange Commission rules, we are reporting the number of shares that could be earned at 125% of target level.

OUTSTANDING EQUITY AWARDS VESTING SCHEDULE FOR FISCAL YEAR 2009

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
Gary C. Butler	7/26/1999	20% vested on 7/26/2001	9/22/2006	33 1/3% vested on 7/1/2007
		20% vested on 7/26/2002		33 1/3% vested on 7/1/2008
		40% vested on 7/26/2003		33 1/3% vested on 7/1/2009
		20% vested on 7/26/2004	9/9/2009	Stock will vest six months after grant date
	10/18/1999	33% vested on 10/18/2002	9/25/2010	If performance targets are achieved, stock
		67% vested on 10/18/2003		will be granted on or about 9/25/10 and
	8/14/2000	20% vested on 8/14/2001		will vest fully six months after grant date
20% vested on 8/14/2002
20% vested on 8/14/2003
20% vested on 8/14/2004
20% vested on 8/14/2005
	8/13/2001	60% vested on 8/13/2004
20% vested on 8/13/2005
10% vested on 8/13/2006
10% vested on 8/13/2007
	9/21/2001	100% vested on 9/1/2002
	7/22/2002	20% vested on 7/22/2003
20% vested on 7/22/2004
20% vested on 7/22/2005
20% vested on 7/22/2006
20% vested on 7/22/2007
	7/22/2002	100% vested on 9/1/2003
	8/12/2002	40% vested on 8/12/2004
20% vested on 8/12/2005
20% vested on 8/12/2006
20% vested on 8/12/2007
	8/11/2003	20% vested on 8/11/2005
20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
	8/11/2003	20% vested on 8/11/2005
20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
	8/11/2004	20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
20% vests on 8/11/2010
	8/11/2005	20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
20% vests on 8/11/2010
20% vests on 8/11/2011
	7/1/2006	20% vested on 7/1/2007
20% vested on 7/1/2008
20% vested on 7/1/2009
20% vests on 7/1/2010
20% vests on 7/1/2011

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
	8/9/2007	20% vested on 8/9/2008
20% vested on 8/9/2009
20% vests on 8/9/2010
20% vests on 8/9/2011
20% vests on 8/9/2012
	8/14/2008	25% vested on 8/14/2009
25% vests on 8/14/2010
25% vests on 8/14/2011
25% vests on 8/14/2012

Christopher R. Reidy	10/2/2006	20% vested on 10/2/2008	4/30/2008	50% vests on 4/30/2012
		20% vests on 10/2/2009		50% vests on 4/30/2013
		20% vests on 10/2/2010	2/10/2009	20% vests on 2/10/2013
		20% vests on 10/2/2011		80% vests on 2/10/2014
		20% vests on 10/2/2012	9/9/2009	Stock will vest six months after grant date
	1/31/2008	20% vests on 1/31/2010	9/25/2010	If performance targets are achieved, stock
		20% vests on 1/31/2011		will be granted on or about 9/25/10 and
		20% vests on 1/31/2012		will vest fully six months after grant date
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vests on 2/10/2010
25% vests on 2/10/2011
25% vests on 2/10/2012
25% vests on 2/10/2013

Regina R. Lee	5/10/2000	20% vested on 5/10/2001	9/22/2006	33 1/3% vested on 7/1/2007
		20% vested on 05/10/2002		33 1/3% vested on 7/1/2008
		20% vested on 5/10/2003		33 1/3% vested on 7/1/2009
		20% vested on 5/10/2004	4/25/2007	50% vests on 1/1/2011
		20% vested on 5/10/2005		25% vests on 1/1/2012
	5/15/2001	20% vested on 5/15/2002		25% vests on 1/1/2013
		20% vested on 5/15/2003	4/30/2008	50% vests on 4/30/2012
		20% vested on 5/15/2004		50% vests on 4/30/2013
		20% vested on 5/15/2005	2/10/2009	100% vests on 2/10/2014
		20% vested on 5/15/2006	9/9/2009	Stock will vest six months after grant date
	9/21/2001	100% vested on 9/1/2002	9/25/2010	If performance targets are achieved, stock
	5/6/2002	20% vested on 5/6/2003		will be granted on or about 9/25/10 and
		20% vested on 5/6/2004		will vest fully six months after grant date
20% vested on 5/6/2005
20% vested on 5/6/2006
20% vested on 5/6/2007
	7/22/2002	20% vested on 7/22/2003
20% vested on 7/22/2004
20% vested on 7/22/2005
20% vested on 7/22/2006
20% vested on 7/22/2007
	7/22/2002	100% vested on 9/1/2003
	5/13/2003	20% vested on 5/13/2004
20% vested on 5/13/2005
20% vested on 5/13/2006
20% vested on 5/13/2007
20% vested on 5/13/2008

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
	11/11/2003	20% vested on 11/11/2004
20% vested on 11/11/2005
20% vested on 11/11/2006
20% vested on 11/11/2007
20% vested on 11/11/2008
	5/11/2004	20% vested on 5/11/2005
20% vested on 5/11/2006
20% vested on 5/11/2007
20% vested on 5/11/2008
20% vested on 5/11/2009
	1/27/2005	20% vested on 1/27/2007
20% vested on 1/27/2008
20% vested on 1/27/2009
20% vests on 1/27/2010
20% vests on 1/27/2011
	1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
20% vests on 1/27/2010
20% vests on 1/27/2011
20% vests on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vests on 1/26/2010
20% vests on 1/26/2011
20% vests on 1/26/2012
20% vests on 1/26/2013
	4/25/2007	20% vests on 4/25/2011
40% vests on 4/25/2012
40% vests on 4/25/2013
	1/31/2008	20% vests on 1/31/2010
20% vests on 1/31/2011
20% vests on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25 % vests on 2/10/2010
25% vests on 2/10/2011
25% vests on 2/10/2012
25% vests on 2/10/2013

Benito Cachinero	4/25/2007	20% vested on 4/25/2009	4/25/2007	50% vested on 1/1/2009
		20% vests on 4/25/2010		50% vests on 1/1/2010
		20% vests on 4/25/2011	4/30/2008	50% vests on 4/30/2012
		20% vests on 4/25/2012		50% vests on 4/30/2013
		20% vests on 4/25/2013	2/10/2009	20% vests on 2/10/2013
	1/31/2008	20% vests on 1/31/2010		80% vests on 2/10/2014
		20% vests on 1/31/2011	9/9/2009	Stock will vest six months after grant date
		20% vests on 1/31/2012	9/25/2010	If performance targets are achieved, stock
		20% vests on 1/31/2013		will be granted on or about 9/25/10 and
		20% vests on 1/31/2014		will vest fully six months after grant date
	2/10/2009	25% vests on 2/10/2010
25% vests on 2/10/2011
25% vests on 2/10/2012
25% vests on 2/10/2013

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
Carlos Rodriguez	5/10/2000	20% vested on 5/10/2001	9/22/2006	33 1/3% vested on 7/1/2007
		20% vested on 5/10/2002		33 1/3% vested on 7/1/2008
		20% vested on 5/10/2003		33 1/3% vested on 7/1/2009
		20% vested on 5/10/2004	4/25/2007	50% vests on 1/1/2011
		20% vested on 5/10/2005		25% vests on 1/1/2012
	5/15/2001	20% vested on 5/15/2002		25% vests on 1/1/2013
		20% vested on 5/15/2003	4/30/2008	50% vests on 4/30/2012
		20% vested on 5/15/2004		50% vests on 4/30/2013
		20% vested on 5/15/2005	2/10/2009	100% vests on 2/10/2014
		20% vested on 5/15/2006	9/9/2009	Stock will vest six months after grant date.
	9/21/2001	100% vested 9/1/2002	9/25/2010	If performance targets are achieved, stock
	5/6/2002	20% vested on 5/6/2003		will be granted on or about 9/25/10 and
		20% vested on 5/6/2004		will vest fully six months after grant date.
20% vested on 5/6/2005
20% vested on 5/6/2006
20% vested on 5/6/2007
	7/22/2002	20% vested on 7/22/2003
20% vested on 7/22/2004
20% vested on 7/22/2005
20% vested on 7/22/2006
20% vested on 7/22/2007
	7/22/2002	100% vested on 9/1/2003
	5/13/2003	20% vested on 5/13/2005
20% vested on 5/13/2006
20% vested on 5/13/2007
20% vested on 5/13/2008
20% vested on 5/13/2009
	8/11/2003	20% vested on 8/11/2004
20% vested on 8/11/2005
20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
	5/11/2004	20% vested on 5/11/2006
20% vested on 5/11/2007
20% vested on 5/11/2008
20% vested on 5/11/2009
20% vests on 5/11/2010
	1/27/2005	20% vested on 1/27/2007
20% vested on 1/27/2008
20% vested on 1/27/2009
20% vests on 1/27/2010
20% vests on 1/27/2011
	1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
20% vests on 1/27/2010
20% vests on 1/27/2011
20% vests on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vests on 1/26/2010

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
20% vests on 1/26/2011
20% vests on 1/26/2012
20% vests on 1/26/2013
	4/25/2007	20% vests on 4/25/2011
40% vests on 4/25/2012
40% vests on 4/25/2013
	1/31/2008	20% vests on 1/31/2010
20% vests on 1/31/2011
20% vests on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vests on 2/10/2010
25% vests on 2/10/2011
25% vests on 2/10/2012
25% vests on 2/10/2013

S. Michael Martone	5/15/2000	40% vested on 5/15/2004	9/22/2006	33 1/3% vested on 7/1/2007
		40% vested on 5/15/2005		33 1/3% vested on 7/1/2008
		20% vested on 5/15/2006		33 1/3% vested on 7/1/2009
	5/15/2001	45% vested on 5/15/2005	9/9/2009	Stock will vest six months after grant date
		33% vested on 5/15/2006	9/25/2010	If performance targets are achieved, stock
		22% vested on 5/15/2007		will be granted on or about 9/25/10 and
	9/21/2001	100% vested on 9/1/2002		will vest fully six months after grant date
	5/14/2002	40% vested on 5/14/2005
20% vested on 5/14/2006
20% vested on 5/14/2007
20% vested on 5/14/2008
	7/22/2002	20% vested on 7/22/2003
20% vested on 7/22/2004
20% vested on 7/22/2005
20% vested on 7/22/2006
20% vested on 7/22/2007
	7/22/2002	100% vested on 9/1/2003
	5/13/2003	20% vested on 5/13/2005
20% vested on 5/13/2006
20% vested on 5/13/2007
20% vested on 5/13/2008
20% vested on 5/13/2009
	8/11/2003	20% vested on 8/11/2004
20% vested on 8/11/2005
20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
	5/11/2004	20% vested on 5/11/2006
20% vested on 5/11/2007
20% vested on 5/11/2008
20% vested on 5/11/2009
20% vests on 12/31/2009
	8/11/2004	20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
20% vests on 12/31/2009

Option Awards		Stock Awards
Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
60% vests on 12/31/2009
1/26/2007	20% vested on 1/26/2009
80% vests on 12/31/2009
8/9/2007	20% vested on 8/9/2009
80% vests on 12/31/2009
8/14/2008	25% vested on 8/14/2009
75% vests on 12/31/2009

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2009

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)
Gary C. Butler(1)	0	$0	54,317	$1,955,851
Christopher R. Reidy(2)	0	$0	17,833	$617,200
Regina R. Lee(3)	0	$0	16,059	$592,864
Benito Cachinero(4)	0	$0	16,581	$641,653
Carlos Rodriguez(5)	5,487	$22,771	11,890	$418,198
S. Michael Martone(6)	0	$0	37,046	$1,302,210
____________________

(1)	10,417 shares vested with a market price of $41.90 on July 1, 2008 and 43,900 shares vested with a market price of $34.61 on March 10, 2009.

(2)	17,833 shares vested with a market price of $34.61 on March 10, 2009.

(3)	5,084 shares vested with a market price of $41.90 on July 1, 2008 and 10,975 shares vested with a market price of $34.61 on March 10, 2009.

(4)	6,581 shares vested with a market price of $44.91 on January 1, 2009 and 10,000 shares vested with a market price of $34.61 on March 10, 2009.

(5)	Exercised options to purchase 5,487 shares on August 5, 2008 with an exercise price of $39.89 and a market price of $44.04. 917 shares vested with a market price of $41.90 on July 1, 2008 and 10,973 shares vested with a market price of $34.61 on March 10, 2009.

(6)	2,750 shares vested with a market price of $41.90 on July 1, 2008 and 34,296 shares vested with a market price of $34.61 on March 10, 2009.

PENSION BENEFITS FOR FISCAL YEAR 2009

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service(1)	Benefit(2)(3)(4)	Fiscal Year
(a)	(b)	(c)	(d)	(e)
Gary C. Butler	Automatic Data Processing, Inc.	33.50	$2,027,981	$0
	Pension Retirement Plan
	Supplemental Officers	16.67	$6,230,008	$0
	Retirement Plan
Christopher R. Reidy	Automatic Data Processing, Inc.	1.50	$9,203	$0
	Pension Retirement Plan
	Supplemental Officers	2.00	$279,390	$0
	Retirement Plan
Regina R. Lee	Automatic Data Processing, Inc.	26.50	$177,826	$0
	Pension Retirement Plan
	Supplemental Officers	4.00	$297,496	$0
	Retirement Plan
Benito Cachinero	Automatic Data Processing, Inc.	1.50	$8,521	$0
	Pension Retirement Plan
	Supplemental Officers	1.00	$115,503	$0
	Retirement Plan
Carlos Rodriguez	Automatic Data Processing, Inc.	8.50	$47,655	$0
	Pension Retirement Plan
	Supplemental Officers	5.00	$152,259	$0
	Retirement Plan
S. Michael Martone	Automatic Data Processing, Inc.	21.50	$1,741,946	$261,797
	Pension Retirement Plan
	Supplemental Officers	14.00	$2,142,741	$0
	Retirement Plan
____________________

(1)	Consists of the number of years of service credited as of June 30, 2009 for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as full calendar years of continuous employment with the company after plan participation has begun and only includes the period of employment during which the executive is accruing a benefit under the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service is defined in the Pension Retirement Plan as elapsed time of employment with the company.

(2)	The Pension Retirement Plan and the Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2009 under the Pension Retirement Plan and Supplemental Officers Retirement Plan using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. For the Pension Retirement Plan only, we also used a 4.25% interest crediting rate.

(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and, at June 30, 2009, are as follows: Mr. Butler, $330,295; Mr. Reidy, $12,427; Ms. Lee, $228,935; Mr. Cachinero, $11,871; and Mr. Rodriguez, $77,438.

(4)	The present values of accumulated benefits for the Pension Retirement Plan and Supplemental Officers Retirement Plan were determined as of the normal retirement age, i.e., 65.

Automatic Data Processing, Inc. Pension Retirement Plan

     The Pension Retirement Plan is a tax-qualified defined benefit plan covering substantially all U.S. employees of the company. Under the Pension Retirement Plan, the company credits participants’ notional accounts with annual contributions, which are determined based upon base salary and years of service. The contributions range from 2.1% to 10% of base salary and the accounts earn interest based upon the ten-year U.S. Treasury constant maturity rates. Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the Internal Revenue Service compensation limit in effect for the plan year. A participant must have three years of service to receive any benefit.

Supplemental Officers Retirement Plan

     The company sponsors a Supplemental Officers Retirement Plan, which is a non-qualified defined benefit plan that pays a lump sum and/or an annuity upon retirement. Eligible participants include the named executive officers and other officers of the company with titles of corporate vice president and above.

     On August 14, 2008 our board approved amendments to the Supplemental Officers Retirement Plan. These amendments include changes to the Supplemental Officers Retirement Plan benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009 (we refer to such participants as “non-grandfathered participants,” and to all other participants as “grandfathered participants”), as well as changes relating to the forms of benefit available for all current and future participants. All participants must have at least five years of service to receive any benefit under the Supplemental Officers Retirement Plan. After ten years of service, a participant will qualify for the full annual benefit (we refer to the percentage of the benefit that has been earned by a participant based on the number of calendar years of continuous plan participation as the “vested percentage”).

     Supplemental Officers Retirement Plan benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability or (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75% or 100% joint and survivor annuity with a beneficiary, or a ten year certain and life annuity. Subject to rules required under Section 409A of the Internal Revenue Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity, or if elected, a guaranteed payment for 120 months only. A Supplemental Officers Retirement Plan participant whose employment is involuntarily terminated is eligible to receive service credit for the full year in the year in which the employment terminates. Under certain circumstances, annual benefits are subject to reduction for payments from social security, the Pension Retirement Plan and the Retirement and Savings plan, and any retirement benefits from a former or subsequent employer of the participant.

     For grandfathered participants, the amount of the annual benefit is determined by taking the average annual compensation of a participant for the five full consecutive calendar years during which he or she received the highest amount of compensation (we refer to such average annual compensation as “final average annual pay”), and then multiplying that amount by a factor of 1.5%, the number of years of service and his or her vested percentage. The maximum annual plan benefit which may be paid to grandfathered participants will be limited to 25% of a participant’s final average annual pay (which we express as a maximum service period of 16.67 years). For grandfathered participants, compensation covered under the Supplemental Officers Retirement Plan includes base salary and bonus amounts (paid or deferred) and compensation from restricted stock vesting during the fiscal year. A grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 5/12 of 1% per month for each full month by which the participant’s benefit commencement precedes the participant’s 65th birthday.

     For non-grandfathered participants the amount of the annual benefit is determined by taking such participant’s final average annual pay, and then multiplying that amount by a factor of 2%, the number of years of service (up to 20 years), and his or her vested percentage. For non-grandfathered participants with more than 20 years of service only, added to that first amount will be an amount equal to such participant’s final average annual pay, multiplied by 1%, up to five additional years of service, and his or her vested percentage. Final average annual pay for non-grandfathered participants will be based on salary, bonuses, and incentive payment awards, excluding restricted stock and other stock-based awards. The maximum annual plan benefit which may be paid to non-grandfathered participants will be limited to 45% of a participant’s final average annual pay. A non-grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s 65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday. Non-grandfathered participants cannot receive a benefit less than the benefit they had accrued on December 31, 2008 under the formula applicable to grandfathered participants.

     If any participant within 24 months after his or her employment terminates violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his or her benefits under the Supplemental Officers Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

Name	Executive Contributions in 2009(1) ($)	Aggregate Earnings in 2009(2) ($)	Aggregate Balance at June 30, 2009(3)
(a)	(b)	(d)	(f)
Gary C. Butler	$2,025,000	$169,656	$4,643,606
Christopher R. Reidy	$0	$0	$0
Regina R. Lee	$0	$0	$0
Benito Cachinero	$0	$0	$0
Carlos Rodriguez	$0	$-48,034	$317,609
S. Michael Martone	$0	$-107,380	$473,648
____________________

(1)	The amount listed in column (b) reflects the annual bonus for fiscal year 2008 that was payable in fiscal year 2009, but which was deferred by Mr. Butler; this amount was reported as compensation in the Summary Compensation Table for fiscal year 2008. In addition, the annual bonus earned for fiscal year 2009 by Mr. Butler ($1,295,000) that was paid in fiscal year 2010 was also deferred by Mr. Butler; this amount was reported as compensation in the Summary Compensation Table for fiscal year 2009. As the amount in respect of fiscal year 2009 bonus was not deferred until after fiscal year 2009, such amount is not included in columns (b) and (f).

(2)	The earnings amounts are not reported as compensation for fiscal year 2009 in the Summary Compensation Table.

(3)	The following amounts were reported as compensation in the Summary Compensation Table for previous years: Mr. Butler, $4,355,000; and Mr. Martone, $117,058.

Deferred Compensation Program

     Under the ADP Executive Deferred Compensation Program, all key executives of the company (including the named executive officers) can defer up to 100% of their annual bonuses into a deferred compensation account. Officers must make annual elections to defer in the first quarter of the fiscal year in which the bonus is earned. They can choose two investment options for their deferrals: a fixed income fund or a fund designed to track the performance of the Standard & Poor’s index of 500 leading U.S. companies. The fixed fund rate is adjusted each fiscal year. For fiscal year 2009, the fixed fund rate was 4.00%, or 115% of the applicable federal long-term rate. The company does not match deferrals by its named executive officers or otherwise contribute any amounts to the named executive officers’ deferred compensation accounts.

     All deferrals made beginning with fiscal year 2005 are administered in compliance with Section 409A of the Internal Revenue Code. Fund allocations are chosen at the same time the deferral is elected. The program does not allow such allocations to change once the deferral is made to the account. Each participant has the option of making a one-time change affecting when their distributions from the account can occur. The change, which is required to be made twelve months before the first distribution date, and can only be used to delay the timing and change the number of installment payments received. However, in accordance with Section 409A, any changed distribution cannot be earlier than five years after the previously scheduled distribution date, with the exception of payments made by the reason of death or permanent disability.

     The program requires that on termination of employment, other than due to retirement, death or disability, deferred funds will be distributed to participants in a lump sum payment. This overrides all previously elected distribution schedules. Those funds and the earnings on deferrals made for fiscal year 2005 and later may be distributed to an executive after termination of employment only after a six-month delay. Distributions are subject to federal, state and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION
OR CHANGE IN CONTROL

Change in Control Severance Plan for Corporate Officers

     We have in effect the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers. The change in control plan provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates after a change in control of the company. All named executive officers of the company, other than Mr. Martone, participate in the change in control plan. As of June 30, 2009, there were 27 participants in the change in control plan.

     The change in control plan provides that:

  participants who are terminated without cause or who leave for good reason during the two-year period following the occurrence of a change in control will receive a lump sum payment equal to 150% of such participant’s current total annual compensation;

  participants who are terminated without cause or who leave for good reason during the third year following the occurrence of a change in control will receive a payment equal to 100% of such participant’s current total annual compensation;

  options to purchase common stock held by participants who are terminated without cause or who leave for good reason during the two-year period following the occurrence of a change in control will become fully vested and exercisable;

  options to purchase common stock held by participants who are terminated without cause or who leave for good reason during the third year following the occurrence of a change in control will become fully vested and exercisable to the extent that such options would have otherwise vested within one year after being terminated without cause or leaving for good reason;

  restricted shares issued under the time-based restricted stock program and held by participants who are terminated without cause or who leave for good reason during the two-year period following the occurrence of a change in control will become fully vested as to those restricted shares for which vesting restrictions would otherwise have lapsed within two years after being terminated without cause or leaving for good reason;

  restricted shares issued under the time-based restricted stock program and held by participants who are terminated without cause or who leave for good reason during the third year following the occurrence of a change in control will become fully vested to the extent that vesting restrictions would have lapsed within one year after being terminated without cause or leaving for good reason; and

  since under the two-year performance-based restricted stock program restricted shares are not issued until after the end of the applicable two-year performance periods, the company will issue to a participant on the date such participant is terminated without cause or leaves for good reason the number of restricted shares a participant would have been entitled to receive had the performance goals been achieved at the 100% target rate in the then ongoing two-year performance-based restricted stock programs.

     A participant’s current total annual compensation equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination, plus his or her average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates.

     The change in control payments due to Messrs. Reidy, Cachinero, Rodriguez and Ms. Lee are payable solely pursuant to the terms of the change in control plan. However, Mr. Butler is entitled to receive, on an item-by-item basis, the greater of the benefits and payments and more favorable conditions provided under the change in control plan and/or his employment agreement entered into on June 28, 2006.

     A “change in control” will have occurred if:

  any “person” (as defined in Section 3(a)(9) of the Exchange Act), excluding the company, any subsidiary of the company, or any employee benefit plan sponsored or maintained by the company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the company representing 35% or more of the total combined voting power of the company’s then outstanding securities;

  there occurs a merger, consolidation or other business combination of the company (a “transaction”), other than a “transaction” immediately following which the stockholders of the company immediately prior to the “transaction” continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of company voting securities immediately prior to the “transaction”; or

  there occurs the sale of all or substantially all of the company’s assets, other than a sale immediately following which the stockholders of the company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of company voting securities immediately prior to the “transaction.”

     If instructed by a participant, the company will reduce payments under the change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code.

Employment Agreement with Mr. Butler

     Mr. Butler entered into an employment agreement with the company on June 28, 2006. The employment agreement provides that the company’s obligation to make payments to Mr. Butler will cease on the date he is terminated for cause, i.e., if he has:

  been convicted of a felony and such conviction has been upheld by a final ruling of court of law;

  failed or refused to perform his obligations as chief executive officer;

  committed any act of negligence in the performance of his duties under the employment agreement and failed to take appropriate corrective action (if such corrective action can be taken); or

  committed any act of willful misconduct.

     If the company terminates Mr. Butler’s employment for any reason other than (i) for cause, as discussed above, (ii) for death or permanent or serious disability, either physical or mental, (iii) on account of a change in control or (iv) because the compensation committee either deems it to be in the company’s best interests for Mr. Butler to retire before his 65th birthday (or if Mr. Butler elects to retire after his 65th birthday) or confers on any other person any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers that Mr. Butler has as the company’s chief executive officer on August 31, 2006, Mr. Butler will, for 24 months after such termination date:

  receive his annual base salary;

  have his stock options continue to vest;

  have the restrictions on his restricted stock continue to lapse (without regard to any performance goals); and

  continue to participate in each of the then ongoing performance-based restricted stock programs in the same manner as would have been the case had he continued to be an employee of the company and, if the performance goals established by the compensation committee under the applicable programs have been met, Mr. Butler will receive the number of shares of restricted stock or cash, as the case may be, that he would have been entitled to receive had he continued to be an employee of the company.

     If Mr. Butler dies or becomes permanently and seriously disabled, either physically or mentally, so that he is absent from his office due to such disability and otherwise unable substantially to perform his services under the employment agreement, the company may terminate his employment. Under such circumstances, the company will continue to pay Mr. Butler’s full compensation up to and including the effective date of his termination for death or disability. For 36 months after such termination date, he will:

  receive his annual base salary;

  receive his restricted stock and unvested stock options, all of which will automatically vest on the date of his death or termination for disability; and

  continue to participate in each of the then ongoing performance-based restricted stock programs in the same manner as would have been the case had he continued to be an employee of the company and, if the performance goals established by the compensation committee under the applicable programs have been met, he is to receive the number of shares of restricted stock or cash, as the case may be, that he would have been entitled to receive had he continued to be an employee of the company.

     If Mr. Butler elects to voluntarily leave in the absence of a change in control (other than where the compensation committee determines that it is in the company’s best interests for Mr. Butler to retire before his 65th birthday or confers on any other person any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers that Mr. Butler had as chief executive officer of the company on August 31, 2006, or if Mr. Butler elects to retire after his 65th birthday), the company’s obligation to make any payment to Mr. Butler will cease on the date his employment ends.

     If Mr. Butler’s employment is terminated other than for cause, or he resigns for good reason, within 24 months following a change in control of the company:

  he will receive a lump sum termination payment equal to a percentage, ranging from 300% if such termination occurs within two years after such change in control, to 200% if it occurs in the third year, to 100% if it occurs after the third year, of his current total annual compensation;

  all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination will have such restrictions automatically removed (without regard to any performance goals); and

  the number of shares of restricted stock Mr. Butler would have been entitled to receive had the performance goals been achieved at the 100% target rate in each of the then ongoing performance-based restricted stock programs is to be immediately and automatically issued to him and all restrictions thereon removed.

     For purposes of the employment agreement, good reason means any action which results in a diminution in any respect in Mr. Butler’s current position, authority, duties or responsibilities as the company’s chief executive officer, or a reduction in the overall level of his compensation or benefits.

     Mr. Butler’s employment agreement provides that in the event any payment to him following a change in control results in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, he will receive an additional payment such that after the payment of all such excise taxes and any taxes on the additional payments, he will be in the same after-tax position as if no excise tax had been imposed.

     If the compensation committee deems it to be in the company’s best interests that Mr. Butler retires prior to reaching his 65th birthday or if he decides to retire at any time after his 65th birthday, then:

  on the date of his retirement, all of Mr. Butler’s restricted stock then owned by him will continue to be owned by him and the restrictions thereon will continue to lapse in the same manner as would have been the case had he continued to be an employee of the company;

  Mr. Butler will continue to participate in each of the then ongoing performance-based restricted stock programs in the same manner as would have been the case had he continued to be an employee the company, and he will receive the number of shares of restricted stock he would have been entitled to receive had he continued to be an employee of the company, the restrictions on which will continue to lapse in the same manner as would have been the case had he continued to be an employee the company; and

  all of Mr. Butler’s outstanding unvested stock options will vest on his retirement date.

     If our board of directors confers on any other person (including any other director, officer or associate of the company) any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers Mr. Butler had as our chief executive officer on August 31, 2006, Mr. Butler may deem such action to constitute a request that he immediately retire in the best interests of the company, in which case the arrangements set forth in the foregoing paragraph will apply.

     If Mr. Butler’s employment terminates other than for cause, then, for purposes of the Supplemental Officers Retirement Plan, his final average annual pay will be deemed to include the applicable compensation attributable to the periods covered by the termination payments made to Mr. Butler under his employment agreement. If the compensation committee deems it to be in the company’s best interests that Mr. Butler retire prior to his 65th birthday, any early retirement benefit payable under the Supplemental Officers Retirement Plan will not be actuarially reduced to reflect the payment of benefits before his normal retirement date.

Employment Agreement with Mr. Reidy

     Mr. Reidy entered into an employment agreement with the company on August 1, 2006. The agreement provides that if Mr. Reidy is non-voluntarily terminated from the company within the first three years of his employment, he will receive two years of base salary, bonus and restricted stock. After the third year of his employment, Mr. Reidy will be entitled to separation pay equal to one year of base salary, bonus and restricted stock.

Employment Agreement with Mr. Cachinero

     Mr. Cachinero entered into an employment agreement with the company on March 23, 2007. The employment agreement provides that the company’s obligation to make payments to Mr. Cachinero will cease on the date he is terminated for cause, i.e., if he has:

  been convicted or pleaded nolo contondere to a criminal act for which the punishment may be death or imprisonment for more than one year;

  willfully or recklessly failed or refused to perform his material obligations as corporate vice president of human resources and such failure or refusal continued during the 30-day period following his receipt of a written notice of his failure or refusal;

  committed any act or omission of gross negligence in the performance of his material duties under the employment agreement and failed to take appropriate corrective action during the 30-day period following his receipt of a written notice of such act or omission;

  committed any act of willful or reckless misconduct; or

  violated the company’s Code of Business Conduct and Ethics.

     On a termination for cause, Mr. Cachinero will be eligible to receive all vested or accrued wages, vacation, sick pay, expense reimbursement, bonuses and dividends.

     If Mr. Cachinero dies while he is actively employed by the company:

  the company will pay to Mr. Cachinero’s estate all vested or accrued wages, vacation, sick pay, expense reimbursement, bonuses and dividends;

  any restrictions on Mr. Cachinero’s time-based restricted stock will lapse;

  Mr. Cachinero’s estate will have one year to exercise his stock options that had been vested at the time of his death; and

  depending on Mr. Cachinero’s age and length of service to the company at the time of death, his spouse and dependants may be eligible to participate in the company’s Executive Retiree Medical Plan.

     If the company terminates Mr. Cachinero’s employment for any reason except for cause before his 55th birthday or if Mr. Cachinero dies before his 55th birthday while actively employed, the company will pay a pension benefit above and beyond the benefit otherwise accrued under the Supplemental Officers Retirement Plan. The amount of any such additional benefit will be determined in accordance with a schedule in Mr. Cachinero’s employment agreement.

     If before April 4, 2010 (i) the company terminates Mr. Cachinero’s employment for reasons other than for cause or (ii) Mr. Cachinero resigns his employment in response to a change in control (defined as the sale or transfer of all or substantially all of the assets of the company to any other person, corporation, firm or entity, or the merger or consolidation of the company with any other corporation or entity) or a material change in his job duties or responsibilities (including but not limited to a negative change in his executive grade level or a change in his reporting relationship to the company’s chief executive officer), Mr. Cachinero will receive an amount totaling two times his annual base salary and target bonus, and he will receive the cash value of performance-based shares of company common stock that otherwise would have been earned during his twelve-month severance period. Any remaining restrictions on the time-based restricted stock granted to Mr. Cachinero under his employment agreement will lapse.

     If on or after April 4, 2010 the company terminates Mr. Cachinero’s employment for any reason other than for cause or Mr. Cachinero resigns his employment in response to a material change in his job duties or responsibilities (including but not limited to a change in control, a negative change in his executive grade level or a change in his reporting relationship to the company’s chief executive officer) Mr. Cachinero will be paid an amount totaling his annual salary, target bonus and the cash value of performance-based shares that would otherwise have been earned during his twelve-month severance period.

     If Mr. Cachinero resigns for any reason other than in response to a change in control or material change in job duties and responsibilities, the company will owe Mr. Cachinero no severance under his employment agreement.

Health Coverage

     Certain executives, including named executive officers, who terminate employment with the company after they have attained age 55 and been credited with ten years of service are eligible to participate in our executive retiree medical plan.

Termination and Change in Control Tables

     The following tables set forth the payments which each of our named executive officers would have received under various termination scenarios on June 30, 2009. With regard to the payments on a change in control, the amounts detailed below presume that each named executive officer’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2009.

Potential Payments upon Termination or Change in Control for
Gary C. Butler

	Termination					Involuntary
	Following Change					Termination
Payment Elements	In Control	Death		Disability		Without Cause	Retirement
Termination Payment	$8,756,250 (1)	$3,000,000	(2)	$3,000,000	(2)	$2,000,000 (3)	$0
Stock Options(4)	$43,413	$43,413		$43,413		$43,413	$43,413
Restricted Stock(5)	$2,982,878	$2,982,878		$2,982,878		$2,982,878	$2,982,878
Supplemental Officers Retirement Plan(6)	$7,785,557 (7)	$3,280,239		$7,785,557	(7)	$7,785,557 (7)	$6,878,540	(8)
Health Coverage(9)	$46,000	$0		$46,000		$46,000	$46,000
Deferred Compensation(10)	$4,643,606	$4,643,606		$4,643,606		$4,643,606	$4,643,606
Other	$0	$0		$0		$0	$218,022	(11)
Total	$24,257,704	$13,950,136		$18,501,454		$17,501,454	$14,812,459
____________________

(1)	Represents payment of three times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($1,000,000) and (ii) average annual bonus for the two most recently completed calendar years ($1,918,750).

(2)	Represents payment of three times annual salary of $1,000,000.

(3)	Represents payment of two times annual salary of $1,000,000.

(4)	Assumes all unvested options immediately vested and were exercised on June 30, 2009 at $35.44 per share, the closing price of a share of common stock of the company on the NASDAQ Global Select Market on June 30, 2009.

(5)	Amounts include $236,278 attributable to the full vesting of outstanding restricted stock and $2,746,600 attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assume that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate.

(6)	Represents present value of the benefit as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate.

(7)	Mr. Butler is entitled to an unreduced early retirement benefit upon termination following change in control, involuntary termination without cause or disability. Amount represents the present value of an unreduced early retirement benefit.

(8)	Present value of accrued benefit as of June 30, 2009 reduced for early retirement by 5% per year for every year before age 65 that Mr. Butler retires.

(9)	Represents the present value of Mr. Butler’s health coverage using a discount rate of 6.6% and a medical inflation rate beginning at 8.25% for 2009-2010 and ultimately settling at 5% by 2017.

(10)	Represents aggregate value of nonqualified deferred compensation balance at June 30, 2009. The deferred compensation account is funded entirely by Mr. Butler’s bonus deferrals.

(11)	Value of administrative support, office space and automobile. The amount disclosed assumes Mr. Butler would use these benefits for 2.3 years, which is the period between July 1, 2009 and October 31, 2011, when Mr. Butler will be 65.

Potential Payments upon Termination or Change in Control for
Christopher R. Reidy

	Termination				Involuntary
	Following Change				Termination
Payment Elements	In Control	Death	Disability		Without Cause	Retirement
Termination Payment	$1,581,338 (1)	$0	$0		$1,916,640 (2)	$0
Restricted Stock(3)	$921,440	$921,440	$921,440		$921,440	$0
Supplemental Officers Retirement Plan	$0	$0	$827,452	(4)	$0	$0
Total	$2,502,778	$921,440	$1,748,892		$2,838,080	$0
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($532,400) and (ii) average annual bonus for the two most recently completed calendar years ($521,825).

(2)	Represents payment of two times each of annual salary of $532,400 and target annual bonus of $425,920.

(3)	Amounts in the columns for Termination Following Change in Control, Death and Disability are attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assume that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate. Pursuant to Mr. Reidy’s employment agreement, the amount for the Involuntary Termination Without Cause column reflects a payment equal to two times the value of the shares underlying Mr. Reidy’s two-year performance-based restricted stock award for fiscal years 2008 and 2009.

(4)	Represents present value of the benefit as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. The amount in the Disability column reflects the present value of an unreduced early retirement benefit.

Potential Payments upon Termination or Change in Control for
Regina R. Lee

	Termination				Involuntary
	Following Change				Termination
Payment Elements	In Control	Death	Disability		Without Cause	Retirement
Termination Payment	$1,203,755 (1)	$0	$0		$0	$0
Restricted Stock(2)	$803,318	$626,118	$626,118		$0	$0
Supplemental Officers Retirement Plan	$0	$0	$862,689	(3)	$0	$0
Total	$2,007,073	$626,118	$1,488,807		$0	$0
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($425,000) and (ii) average annual bonus for the two most recently completed calendar years ($377,503).

(2)	Amount in the Termination Following Change in Control column includes $177,200 attributable to the vesting of time-based restricted stock, $23,638 attributable to the vesting of outstanding restricted stock, and $602,480 attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assumes that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate. Amounts in the Death and Disability columns are attributable to the vesting of outstanding restricted stock and to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assume that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate.

(3)	Represents present value of the benefit as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. The amount in the Disability column reflects the present value of an unreduced early retirement benefit.

Potential Payments upon Termination or Change in Control for
Benito Cachinero

	Termination				Involuntary
	Following Change				Termination
Payment Elements	In Control	Death	Disability		Without Cause	Retirement
Termination Payment(1)	$1,376,713	$96,713	$0		$1,376,713	$0
Restricted Stock(2)	$800,271	$1,190,111	$567,040		$516,751	$0
Supplemental Officers Retirement Plan	$0	$0	$380,070	(3)	$0	$0
Total	$2,176,984	$1,286,824	$947,110		$1,893,464	$0
____________________

(1)	The Termination Following Change in Control and Involuntary Termination without Cause columns represent payment of two times each of (i) Mr. Cachinero’s base salary on the date of the change in control or involuntary termination ($400,000) and (ii) his target bonus ($240,000), plus $96,713 pursuant to Mr. Cachinero’s employment agreement as a supplement to his Supplemental Officers Retirement Plan benefit. The Death column represents a payment of $96,713 pursuant to Mr. Cachinero’s employment agreement as a supplement to his Supplemental Officers Retirement Plan benefit.

(2)	Amount in the Termination Following Change in Control column includes $233,231 attributable to the vesting of time-based restricted stock and $567,040 attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assumes that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate. Amount in the Death column includes $623,071 attributable to the vesting of all outstanding time-based restricted stock and $567,040 attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assumes that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate. Amount in the Disability column is attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assumes that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate. Amount in the Involuntary

Termination without Cause column includes $233,231 attributable to the vesting of time-based restricted stock and $283,520 attributable to the two-year performance-based restricted stock program for fiscal years 2008 and 2009 and assumes that the performance goals of such program will be achieved at 100% target rate.

(3)	Represents present value of the benefit as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. The amount in the Disability column reflects the present value of an unreduced early retirement benefit.

Potential Payments upon Termination or Change in Control for
Carlos Rodriguez

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment	$1,039,733 (1)	$0	$0	$0	$0
Restricted Stock(2)	$797,400	$620,200	$620,200	$0	$0
Supplemental Officers Retirement Plan(3)	$103,254	$45,036	$811,126	$103,254	$94,646
Deferred Compensation(4)	$317,609	$317,609	$317,609	$317,609	$317,609
Total	$2,257,996	$982,845	$1,748,935	$420,863	$412,255
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($400,000) and (ii) average annual bonus for the two most recently completed calendar years ($293,155).

(2)	Amounts include $177,200 attributable to the vesting of time-based restricted stock, $17,720 attributable to the vesting of outstanding restricted stock, and $602,480 attributable to the two-year performance-based restricted stock programs for fiscal years 2008 and 2009 and for fiscal years 2009 and 2010 and assume that the performance goals of the two-year performance-based restricted stock programs will be achieved at 100% target rate.

(3)	Represents present value of the benefit as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009) and a 6.8% discount rate. The amount in the Disability column reflects the present value of an unreduced early retirement benefit.

(4)	Represents aggregate value of nonqualified deferred compensation balance at June 30, 2009. The deferred compensation account is funded entirely by Mr. Rodriguez’s bonus deferrals.

Payments upon Retirement for
S. Michael Martone

     Mr. Martone retired from the Company on January 2, 2009. The Company entered into a termination agreement with Mr. Martone on November 24, 2008. The termination agreement provides for the following cash payments to Mr. Martone (less required tax withholdings and other standard deductions):

  severance pay of $775,000 to be paid in one installment of $387,500 on July 2, 2009, five monthly installments of $64,583.33 commencing in July 2009, and one final installment of $64,583.35 in December 2009;

  bonus payment in the amount of $775,000 (such amount is equal to Mr. Martone’s target bonus amount for fiscal year 2009);

  additional bonus of $300,000 in recognition of Mr. Martone’s years of service and performance as chief operating officer of the Company; and

  amounts due for all accrued and unused vacation.

     In addition, the following provisions are applicable to Mr. Martone’s unvested stock options and restricted stock, provided he does not violate certain non-competition, non-solicitation, non-disclosure or confidentiality obligations by which he is bound:

  all stock options previously granted to Mr. Martone will continue to vest through December 31, 2009, and any stock options that have not vested by December 31, 2009, will vest on December 31, 2009. All such options will remain exercisable though December 31, 2012, subject to the original expiration dates of each of the outstanding stock options;

  Mr. Martone was allowed to keep the 1,375 shares of the company’s common stock already awarded to him that had restrictions lapsing on July 1, 2009;

  Mr. Martone was allowed to keep the shares of the company’s common stock awarded to him in September 2008 that had restrictions lapsing in March 2009; and

  Mr. Martone was allowed to keep the shares of the company’s common stock expected to be awarded to him in September 2009, and any restrictions on such shares will lapse on December 31, 2009.

     The termination agreement also provided that:

  Mr. Martone will be granted benefit service credit through December 31, 2009 under the Supplemental Officers Retirement Plan;

  Mr. Martone will be eligible to enroll in the company’s retiree medical plan;

  Mr. Martone was permitted to use a car leased by the company until the end of the current lease.

     The company paid the lease on Mr. Martone’s New Jersey apartment through December 31, 2008 and covered reasonable expenses to move Mr. Martone’s household goods from the apartment to his permanent residence.

AUDIT COMMITTEE REPORT

     The audit committee oversees the financial management of the company, the company’s independent auditors and financial reporting procedures of the company on behalf of the board of directors. In fulfilling its oversight responsibilities, the committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the committee discussed the propriety of the application of accounting principles by the company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles. The committee also reviewed and discussed the company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the company’s independent auditors for the fiscal year 2009, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles.

     During the course of fiscal year 2009, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte & Touche LLP at each audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended June 30, 2009 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K for the fiscal year ended June 30, 2009 related to its audit of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2010.

     The audit committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. Deloitte & Touche LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and the committee discussed with Deloitte & Touche LLP the firm’s independence, including the matters in those written disclosures. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services, is compatible with Deloitte & Touche LLP’s independence. The audit committee has discussed with the company’s internal auditors and with Deloitte & Touche LLP, with and without management present, their respective evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

     In addition, the committee discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firm’s Fees.”

     Based on the considerations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2009. In addition, the committee appointed Deloitte & Touche LLP as the independent auditors for the company for the fiscal year 2010, subject to the ratification by the stockholders at the 2009 Annual Meeting of Stockholders.

Audit Committee of the Board of Directors Leon G. Cooperman, Chairman Gregory D. Brenneman Eric C. Fast Linda R. Gooden R. Glenn Hubbard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

     In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal year 2009, the audit committee retained Deloitte & Touche LLP to provide various services in fiscal year 2009 and fiscal year 2008. The aggregate fees billed by Deloitte & Touche LLP in fiscal year 2009 and fiscal year 2008 for these various services were:

Type of Fees	FY 2009	FY 2008
	($ in thousands)
Audit Fees	$6,934	$6,679
Audit-Related Fees	1,589	1,179
Tax Fees	2,133	2,547
All Other Fees	0	0
Total	$10,656	$10,405

     In the above table, in accordance with SEC definitions, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards; “audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews); “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by Deloitte & Touche LLP to the company for any services not included in the first three categories.

     The board of directors has adopted an auditor independence policy that prohibits our independent auditors from providing:

  bookkeeping or other services related to the accounting records or financial statements of the company;

  financial information systems design and implementation services;

  appraisal or valuation services, fairness opinions or contribution-in-kind reports;

  actuarial services;

  internal audit outsourcing services;

  management functions or human resources services;

  broker or dealer, investment adviser or investment banking services;

  legal services and expert services unrelated to the audit; and

  any other service that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines, by regulation, is impermissible.

     The audit committee has adopted a policy requiring that all audit, audit-related and non-audit services be pre-approved by the audit committee. All services provided to us by the independent auditors in fiscal year 2009 and fiscal year 2008 were pre-approved by the audit committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, the company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of our business, processes and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     At the Annual Meeting of Stockholders, the stockholders will vote on the ratification of the appointment by the audit committee of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent certified public accountants to audit the accounts of the company and its subsidiaries for the fiscal year that began on July 1, 2009. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

     The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the company’s independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER MATTERS

     So far as the board of directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We believe that during the fiscal year ended June 30, 2009, all filing requirements under Section 16(a) of the Exchange Act applicable to our non-employee directors, officers and beneficial owners have been complied with.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the company for inclusion in the 2010 Proxy Statement no later than May 28, 2010. Any stockholder proposal that is not submitted for inclusion in the 2010 Proxy Statement but is instead sought to be presented directly at the 2010 Annual Meeting of Stockholders must be received by the company by August 11, 2010.

ANNUAL REPORT

     Our annual report on Form 10-K for the fiscal year ended June 30, 2009 (without exhibits or documents incorporated by reference), which is not a part of the proxy soliciting material, is being made available via Internet or delivered to our stockholders together with this proxy statement.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

     If you receive this proxy statement and our annual report on Form 10-K for the fiscal year ended June 30, 2009 by mail, we strongly encourage you to elect to view future proxy statements and annual reports over the Internet and save the company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also choose electronic access by visiting the Investor Relations section of our website at www.adp.com, or following the instructions that you will receive in connection with next year’s annual meeting of stockholders. Stockholders who choose electronic access will receive an e-mail next year containing the Internet address to use to access the proxy statement and annual report on Form 10-K. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

IMPORTANT NOTICE REGARDING HOUSEHOLDING

     To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

     If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and annual report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you own our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

     You can also contact Broadridge Financial Solutions at 1-800-542-1061 if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

For the Board of Directors James B. Benson Secretary

Roseland, New Jersey
September 30, 2009

AUTOMATIC DATA PROCESSING, INC. PROXY SERVICES P.O. BOX 9163 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Automatic Data Processing, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. All proxy cards must be received by the day before the cut-off date or the meeting date.

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M17349-P85035	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AUTOMATIC DATA PROCESSING, INC.

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors
	Nominees:
	01)	Gregory D. Brenneman	07)	R. Glenn Hubbard
	02)	Leslie A. Brun	08)	John P. Jones
	03)	Gary C. Butler	09)	Charles H. Noski
	04)	Leon G. Cooperman	10)	Sharon T. Rowlands
	05)	Eric C. Fast	11)	Gregory L. Summe
	06)	Linda R. Gooden

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
To vote against all nominees, mark "Withhold All" above. To vote against an individual nominee, mark "For All Except" and write the nominee's number on the line above.
		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

2.	Appointment of Deloitte & Touche LLP	☐	☐	☐

The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign below exactly as the name(s) appear(s) on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 30, 2009

Dear Stockholder:

     You are cordially invited to join us at the 2009 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey, on Tuesday, November 10, 2009, starting at 10:00 a.m. I hope you will be able to attend. At the meeting we will (i) elect directors and (ii) vote on the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants.

     It is important that these shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of the Company's directors.

     Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the meeting. This ticket will admit only the stockholder listed on the reverse side and is not transferable. If these shares are held in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of the stock ownership, such as the most recent brokerage account statement.

     As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing you at the meeting.

Sincerely,

Gary C. Butler President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document containing Notice of 2009 Annual Meeting of Stockholders, Proxy Statement and
Annual Report on Form 10-K is available at www.proxyvote.com.

M17350-P85035

Proxy
This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposal (2) on the reverse side.

The undersigned hereby appoints Leslie A. Brun and Gary C. Butler, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2009 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, on Tuesday, November 10, 2009 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.